Exhibit 10.1


================================================================================





                            STOCK PURCHASE AGREEMENT

                                      among

                            PSS WORLD MEDICAL, INC.,

                         IMAGING ACQUISITION CORPORATION

                                       and

                              PLATINUM EQUITY, LLC

                          Dated as of October 28, 2002

================================================================================

                                Table of Contents
                                -----------------

                                                                            Page
                                                                            ----

SECTION 1.    DEFINITIONS....................................................1


SECTION 2.    PURCHASE AND SALE OF SHARES....................................8

       SECTION 2.1...Agreement to Sell and to Purchase.......................8
       SECTION 2.2...Closing.................................................8
       SECTION 2.3...Purchase Price..........................................8
       SECTION 2.4...Purchase Price Adjustment...............................8
       SECTION 2.5...Net Cash Adjustment....................................10

SECTION 3.    REPRESENTATIONS AND WARRANTIES OF THE SELLER..................12

       SECTION 3.1...Organization...........................................12
       SECTION 3.2...Qualification to Do Business...........................12
       SECTION 3.3...Authority..............................................13
       SECTION 3.4...No Conflict or Violation...............................13
       SECTION 3.5...Consents and Approvals.................................13
       SECTION 3.6...Capitalization of Company..............................14
       SECTION 3.7...Subsidiaries...........................................14
       SECTION 3.8...Financial Statements...................................14
       SECTION 3.9...Absence of Certain Changes or Events...................15
       SECTION 3.10..Absence of Undisclosed Liabilities.....................16
       SECTION 3.11..Tax Matters............................................17
       SECTION 3.12..Real Property..........................................17
       SECTION 3.13..Personal Property......................................18
       SECTION 3.14..Assets of the Company..................................19
       SECTION 3.15..Intellectual Property..................................19
       SECTION 3.16..Licenses and Permits...................................19
       SECTION 3.17..Compliance with Law....................................20
       SECTION 3.18..Litigation.............................................20
       SECTION 3.19..Contracts..............................................21
       SECTION 3.20..Employee Plans.........................................22
       SECTION 3.21..Insurance..............................................24
       SECTION 3.22..Transactions with Seller and Affiliates................25
       SECTION 3.23..Labor Matters..........................................25
       SECTION 3.24..Environmental Matters..................................26
       SECTION 3.25..Customers and Suppliers................................26
       SECTION 3.26..Prior Acquisitions.....................................26
       SECTION 3.27..Accounts Receivable; Inventory.........................26
       SECTION 3.28..Bank Accounts, Letters of Credit and Powers of
                     Attorney...............................................27
       SECTION 3.29..Certain Payments.......................................27
       SECTION 3.30..Books and Records......................................27
       SECTION 3.31..No Brokers.............................................27
       SECTION 3.32..SEC Reports............................................27

SECTION 4.    REPRESENTATIONS AND WARRANTIES OF THE BUYER...................27

       SECTION 4.1...Corporate Organization.................................27
       SECTION 4.2...Authorization..........................................28
       SECTION 4.3...No Conflict or Violation...............................28
       SECTION 4.4...Consents and Approvals.................................28
       SECTION 4.5...Sufficient Funds.......................................28
       SECTION 4.6...No Brokers.............................................28

SECTION 5.    COVENANTS OF THE SELLER.......................................29

       SECTION 5.1...Conduct of Business Before the Closing Date............29
       SECTION 5.2...Company Intellectual Property and Other Assets
                     Necessary to the Business of the Company or a
                     Subsidiary but Owned, Licensed or Leased by
                     the Seller.............................................30
       SECTION 5.3...Consents and Approvals.................................31
       SECTION 5.4...Access to Properties and Records.......................32
       SECTION 5.5...Negotiations...........................................33
       SECTION 5.6...Commercially Reasonable Efforts........................33
       SECTION 5.7...Notice of Breach; Updating Schedules...................33
       SECTION 5.8...Certain Pre-Closing Transactions.......................33
       SECTION 5.9...Covenant Not to Compete................................34
       SECTION 5.10..Non-Solicitation of Employees..........................34
       SECTION 5.11..Confidentiality........................................34
       SECTION 5.12..Employee Matters.......................................34
       SECTION 5.13..Noncompetition and Employment Agreements...............34
       SECTION 5.14..Lien Searches..........................................35
       SECTION 5.15..Books and Records......................................35
       SECTION 5.16..Covenants to Resolve Certain Disputes..................35
       SECTION 5.17..Decommissioning of Certain Premises....................35
       SECTION 5.18..Seller Domain Names....................................36
       SECTION 5.19..Responsibility for Certain Insured Claims..............36
       SECTION 5.20..Assistance With Certain Employee Benefit
                     Post-Closing...........................................36
       SECTION 5.21..Amendment of Fleet Lease...............................36

SECTION 6.    COVENANTS OF THE BUYER........................................36

       SECTION 6.1...Actions Before Effective Date..........................36
       SECTION 6.2...Consents and Approvals.................................36
       SECTION 6.3...Commercially Reasonable Efforts........................37
       SECTION 6.4...Notice of Breach.......................................37
       SECTION 6.5...Employees and Employee Benefits........................38
       SECTION 6.6...Confidentiality........................................38
       SECTION 6.7...Decommissioning of Certain Premises; Cooperation
                     with Respect to Environmental Matters..................39
       SECTION 6.8...Finance Cooperation....................................39

SECTION 7.    TAXES.........................................................39

       SECTION 7.1...Indemnification for Income Taxes.......................39

       SECTION 7.2...Tax Covenants..........................................40
       SECTION 7.3...338(h)(10) Election....................................40
       SECTION 7.4...Cooperation............................................42
       SECTION 7.5...Contest Provisions.....................................42
       SECTION 7.6...Transfer Taxes.........................................43

SECTION 8.    INDEMNIFICATION...............................................43

       SECTION 8.1...Survival...............................................43
       SECTION 8.2...Indemnification by the Seller..........................44
       SECTION 8.3...Indemnification by the Buyer...........................45
       SECTION 8.4...Procedures for Indemnification.........................45
       SECTION 8.5...Exclusive Remedy; Character of Payments................46
       SECTION 8.6...Mitigation.............................................46
       SECTION 8.7...Limitation on Losses...................................46

SECTION 9.    CONDITIONS PRECEDENT TO PERFORMANCE BY THE SELLER.............46

       SECTION 9.1...Representations and Warranties of the Buyer............46
       SECTION 9.2...Performance of the Obligations of the Buyer............47
       SECTION 9.3...Consents and Approvals.................................47
       SECTION 9.4...Transitional Services Agreement........................47
       SECTION 9.5...No Violation of Orders.................................47

SECTION 10.   CONDITIONS PRECEDENT TO PERFORMANCE BY THE BUYER..............47

       SECTION 10.1..Representations and Warranties of the Seller...........47
       SECTION 10.2..Performance of the Obligations of the Seller...........47
       SECTION 10.3..Consents and Approvals.................................48
       SECTION 10.4..Transitional Services Agreement........................48
       SECTION 10.5..No Violation of Orders.................................48
       SECTION 10.6..Resignations...........................................48
       SECTION 10.7..Termination of Liens and Guarantees....................48
       SECTION 10.8..New Fleet Lease........................................49

SECTION 11.   TERMINATION...................................................49

       SECTION 11.1..Conditions of Termination..............................49
       SECTION 11.2..Effect of Termination..................................50

SECTION 12.   MISCELLANEOUS.................................................50

       SECTION 12.1..Successors and Assigns.................................50
       SECTION 12.2..Governing Law, Jurisdiction............................50
       SECTION 12.3..Expenses...............................................50
       SECTION 12.4..Severability...........................................50
       SECTION 12.5..Notices................................................50
       SECTION 12.6..Amendments; Waivers....................................52
       SECTION 12.7..Public Announcements...................................52
       SECTION 12.8..Guarantee..............................................52

       SECTION 12.9..Entire Agreement.......................................52
       SECTION 12.10.Parties in Interest....................................53
       SECTION 12.11.Section and Paragraph Headings.........................53
       SECTION 12.12.Counterparts; Facsimile Signatures.....................53
       SECTION 12.13.Payments...............................................53
       SECTION 12.14.Effectiveness of Agreement.............................53

                               INDEX TO SCHEDULES
                               ------------------

Schedule
Number      Schedule Name

I           Example Net Assets Calculation
3.2         Foreign Qualifications
3.5         Consents and Approvals
3.6         Title Liens
3.7         Subsidiaries
3.8         Financial Statements
3.9         Absence of Certain Changes or Events
3.10        Undisclosed Liabilities
3.11        Tax Matters
3.12(a)     Owned Real Property
3.12(b)     Leased Real Property
3.12(d)     Real Property Used But Not Owned or Leased by the Company
3.12(f)     Vacated and Decommissioned Premises
3.13        Leased Personal Property
3.14        Assets Used But Not Owned by the Company
3.15(a)     Company Intellectual Property Used But Not Owned or Licensed by the
            Company
3.15(b)     IP Infringement Claims against the Company
3.15(d)     Listed Intellectual Property
3.16        Licenses and Permits
3.17        Compliance with Laws
3.18        Litigation
3.19        Contracts
3.20(a)     Employee Plans
3.21        Insurance
3.22        Affiliate Agreements
3.23(a)     Labor Matters
3.23(b)     EEOC Claims
3.24        Environmental Matters
3.25        Customer and Supplier Disputes
3.26        Prior Acquisition Obligations
3.28        Bank Accounts, Letters of Credit, Powers of Attorney
5.1         Conduct of Business Before the Closing Date
5.2         Company Intellectual Property and Other Assets Necessary to the
            Business of the Company or a Subsidiary but Owned, Licensed or
            Leased by the Seller
5.3(b)      Assigned Contracts
5.13(a)     Employment Agreements
5.13(b)     Employment Agreements for which the Seller Shall Assume Certain
            Obligations
6.5(b)      Seller Benefit Plans
8.2         Indemnification by the Seller
9.3         Consents and Approvals Precedent to Seller Performance
10.3        Consents and Approvals Precedent to buyer Performance


                                INDEX TO EXHIBITS
                                -----------------

Exhibit A   Transitional Services Agreement

                            STOCK PURCHASE AGREEMENT

     STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of October 28, 2002, by and among PSS World Medical, Inc., a Florida corporation (the "Seller"), Imaging Acquisition Corporation, a Delaware corporation (the "Buyer"), and Platinum Equity, LLC, a Delaware limited liability company (the "Guarantor").

                              W I T N E S S E T H:

     WHEREAS, the Seller owns all the outstanding shares of capital stock of Diagnostic Imaging, Inc., a Florida corporation (the "Company"); and

     WHEREAS, the Buyer desires to purchase all of the outstanding shares (the "Shares") of common stock, par value $.01 per share, of the Company (the "Common Stock") from the Seller, and the Seller desires to sell the Shares to the Buyer, in each case upon the terms and subject to the conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the foregoing premises and the respective covenants and agreements hereinafter contained, the parties hereby agree as follows:

SECTION 1. DEFINITIONS.
           -----------

     As used in this Agreement, the following terms shall have the following meanings:

     "Action" -- See Section 3.18;
      ------

     "Actual Net Assets as of the Closing Date" -- See Section 2.4(e);
      ----------------------------------------

     "Actual Net Cash as of the Closing Date" -- See Section 2.5(e);
      --------------------------------------

     "Affiliates" shall mean, with respect to a Person, any Person directly or indirectly, controlling, controlled by or under common control with the Person specified;

     "Agreement" -- See the Preamble hereto;
      ---------

     "Assigned Contracts" -- See Section 5.3(b);
      ------------------

     "Benefit Plans" -- See Section 3.20(a);
      -------------

     "Business Day" shall mean a day other than a Saturday, Sunday or other day on which banks in the State of New York are not required or authorized to close;

     "Buyer" -- See the Preamble hereto;
      -----

     "Buyer Indemnitees" -- See Section 8.2(a);
      -----------------

     "Buyer Plans" -- See Section 6.5(b);
      -----------

     "Closing" -- See Section 2.2;
      -------

     "Closing Date" -- See Section 2.2;
      ------------

     "COBRA" -- See Section 3.20(j);
      -----

     "Code" shall mean the Internal Revenue Code of 1986, as amended;
      ----

     "Common Stock" -- See the recitals hereto;
      ------------

     "Company" -- See the recitals hereto;
      -------

     "Company Employee" -- See Section 3.20(a);
      ----------------

     "Company Intellectual Property" -- See Section 3.15(a);
      -----------------------------

     "Company Vehicles" - See Section 5.21;
      ----------------

     "Confidentiality Agreement" -- See Section 5.11;
      -------------------------

     "Consents" -- See Section 3.5;
      --------

     "Contracts" -- See Section 3.19(c);
      ---------

     "Credit Agreement" shall mean that certain Credit Agreement, dated as of May 24, 2001, by and among the Seller, each of the Seller's subsidiaries named therein, the lenders from time to time party thereto, Bank of America, N.A., as agent, and Banc of America Securities LLC, as arranger, as amended.

     "Decommission" and any other variations thereof shall mean those steps required by Law or by the respective lease to vacate a facility and includes removal of equipment, unused reagents and chemicals, and any other fixtures or improvements.

     "Decommissioned Premises" -- See Section 3.12
      -----------------------

     "Employment Agreements" -- See Section 5.13;
      ---------------------

     "Environmental Laws" shall mean all Federal, state, and local laws, rules and regulations, orders, decrees, directives, permits and licenses relating to Releases or threatened Releases of Hazardous Materials or otherwise relating to the generation, treatment, storage, transport or handling of Hazardous Materials or the protection of the environment;

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

     "ERISA Affiliate" -- See Section 3.20(a);
      ---------------

     "Estimated Net Assets as of the Closing Date" -- See Section 2.4(a);
      -------------------------------------------

     "Financial Statements" -- See Section 3.8;
      --------------------

     "Fleet Lessor" - See Section 5.21;
      ------------

     "GAAP" shall mean U.S. generally accepted accounting principles;
      ----

     "Guarantor" -- See the Preamble hereto;
      ---------

     "Governmental Entity" shall mean any federal, state, municipal or foreign governmental, regulatory or other public body, agency or authority (including self-regulatory organizations), domestic or foreign;

     "Hazardous Materials" shall mean any dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance as defined in or governed by any federal, state or local law, statute, code, ordinance, regulation, rule or other requirement relating to such substance or otherwise relating to the environment or human health or safety, including without limitation any petroleum and petroleum products, asbestos and asbestos containing products or PCBs or other matter which might subject the Company or any Subsidiary of the Company to any imposition of costs or liability under any Environmental Law;

     "Income Tax" or "Income Taxes" shall mean all Taxes based upon, measured by, or calculated with respect to (i) gross or net income or gross or net receipts or profits (including, but not limited to, any capital gains, minimum taxes and any Taxes on items of tax preference, but not including sales, use, goods and services, real or personal property transfer or other similar Taxes),
(ii) multiple bases (including, but not limited to, corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based upon, measured by, or calculated with respect to, is described in clause (i) above, or (iii) withholding taxes measured by, or calculated with respect to, any payments or distributions (other than wages).

     "Indenture" - shall mean that certain Indenture, dated as of October 7, 1997, by and among the Seller, the Subsidiary Guarantors as named therein and SunTrust Bank (f/k/a SunTrust Bank, Central Florida, National Association), as trustee (the "Trustee"), as amended;

     "Indemnitee" -- See Section 8.4;
      ----------

     "Indemnitor" -- See Section 8.4;
      ----------

     "Independent Accounting Firm" -- See Section 2.4(d);
      ---------------------------

     "Initial Cash Payment" -- See Section 2.3(a);
      --------------------

     "Initial Net Asset Statement" -- See Section 2.4(b);
      ---------------------------

     "Initial Net Cash Statement" -- See Section 2.5(b);
      --------------------------

     "Initial Taxation Valuation" -- See Section 7.3(c);
      --------------------------

     "Intellectual Property" shall mean all of the following: (i) trademarks and service marks, trade dress, trade names and other indications of origin, applications or registrations in any jurisdiction pertaining to the foregoing and all goodwill associated therewith; (ii) inventions, discoveries, improvements, ideas, formula methodology, processes, technology, computer software (including password unprotected interpretive code or source code, object code, development documentation, programming tools, drawings, specifications and data, but excluding off-the-shelf software) and applications and patents in any jurisdiction pertaining to the foregoing, including re-issues, continuations, divisions, continuations in part, renewals or extensions; (iii) trade secrets, including confidential information and the right in any jurisdiction to limit the use or disclosure thereof; (iv) copyrighted works, mask works or other works, applications or registrations in any jurisdiction for the foregoing; (v) database rights; (vi) Internet Web sites and associated content and data, domain names and applications and registrations pertaining thereto and all intellectual property used in connection with or contained in all versions of the Web sites of the Company; (vii) rights under any agreements relating to the foregoing; and (viii) claims or causes of action arising out of or related to past, present or future infringement or misappropriation of the foregoing;

     "Interim Balance Sheet" -- See Section 3.8(b);
      ---------------------

     "Jointly Used Intellectual Property" -- See Section 5.2(b);
      ----------------------------------

     "Leased Real Property" -- See Section 3.12(b);
      --------------------

     "Leases" -- See Section 3.12(b);
      ------

     "Liability Cap" -- See Section 8.2(b)(iv);
      -------------

     "Licenses and Permits" -- See Section 3.16;
      --------------------

     "Lien" shall mean any mortgage, pledge, security interest, encumbrance, lien, easement, right-of-way, restriction or claim;

     "Listed Intellectual Property" -- See Section 3.15(d);
      ----------------------------

     "Losses" shall mean any damages, liabilities, losses, expenses (including all reasonable attorneys', accountants' and experts' fees and interest and penalties) or costs; provided, however, in no event shall Losses include any special or punitive damages;

     "Master Fleet Lease" - See Section 5.21;
      ------------------

     "Material Adverse Effect" -- See Section 3.2;
      -----------------------

     "Material Customer" shall mean the top 100 customers, by dollar volume, of the Company and its Subsidiaries taken as a whole during the last fiscal year;

     "Material Supplier" shall mean the top 20 suppliers, by dollar expenditure, of the Company and its Subsidiaries taken as a whole during the last fiscal year;

     "Multiemployer Plan" -- See Section 3.20(b);
      ------------------

     "Net Assets" shall mean the amount equal to (i) the total consolidated assets of the Company other than (a) intercompany receivables, (b) income tax related assets, (c) deferred compensation assets and (d) net cash and cash equivalents minus (ii) the total consolidated liabilities of the Company other than (a) intercompany payables,(b) income tax related liabilities, (c) deferred compensation and 401(k) plan liabilities of the Company and its Subsidiaries, and (d) indebtedness of the Company and its Subsidiaries (excluding any trade payables but including, without limitation, funded debt, notes payable, capital lease obligations, payment obligations under the Noncompetition Agreements and any outstanding checks that were issued by the Company on or prior to the Closing Date that have not cleared as of the Closing Date) as of the Closing in each case determined as of the close of business on the Closing Date in accordance with GAAP, but without giving effect to purchase accounting adjustments related to the consummation of the transactions contemplated hereby; provided, however, that in computing Net Assets (and for such purposes only) (i) any assets transferred to the Company or any Subsidiary of the Company as required by this Agreement (other than cash and cash equivalents it being understood that such cash and cash equivalents shall be excluded in computing Net Assets as provided in Clause (d) above), including without limitation
Section 5.2, shall be deemed to have a book value of zero (0), (ii) if either or both of the matters listed in Paragraphs 1 or 2 of Schedule 5.1 have been settled prior to the Closing, (A) the accrual for "legal and professional fees" for the purposes of computing Net Assets shall be reduced only by the lesser of $175,000 or the amount paid in such settlement(s) and (B) no asset shall be recorded as the result of any such settlement, (iii) no amount shall be included with respect to cash held in the escrow account listed in Schedule 3.28. For the purposes of illustration only, an example of the application of the definition of Net Assets is attached as Schedule I hereto, calculated as of September 27, 2002;

     "Net Asset Acceptance Notice" -- See Section 2.4(c);
      ---------------------------

     "Net Asset Proposed Adjustments" -- See Section 2.4 (b);
      ------------------------------

     "Net Asset Review Period" -- See Section 2.4(b);
      -----------------------

     "Net Asset Target Amount" shall mean $122,220,460;
      -----------------------

     "Net Cash" shall mean net cash and cash equivalents (excluding cash held in the escrow account listed in Schedule 3.28) of the Company as of the close of business on the Closing Date in accordance with GAAP;

     "Net Cash Acceptance Notice" -- See Section 2.5(c);
      --------------------------

     "Net Cash Proposed Adjustments" -- See Section 2.5(b);
      -----------------------------

     "Net Cash Review Period" -- See Section 2.5(b);
      ----------------------

     "Net Cash Target Amount" shall mean $11,000,000;
      ----------------------

     "New Net Asset Target Amount" -- see Section 2.4(e);
      ---------------------------

     "New Net Cash Target Amount" -- see Section 2.5(e);
      --------------------------

     "Noncompetition Agreements" means any covenant not to compete, noncompetition agreement or similar agreement (i) to which the Company or any of its Subsidiaries is a party, (ii) to which the Seller is a party and that benefits the Company or any of its Subsidiaries, or (iii) to the extent that the ongoing payment obligations under such agreement have been recorded as consolidated liabilities of the Company on the Interim Balance Sheet;

     "Organizational Documents" -- See Section 3.1;
      ------------------------

     "Owned Real Property" -- See Section 3.12(a);
      -------------------

     "Pension Plans" -- See Section 3.20(a);
      -------------

     "Permitted Liens" shall mean (a) Liens relating to personal property leases, (b) mechanics', carriers', workmen's, repairmen's or similar Liens arising or incurred in the ordinary course of business which involve obligations that are not due and payable, (c) Liens for Taxes, assessments and other governmental charges which are not due and payable and (d) Liens, which in the aggregate, do not impair in any material respects, the use or value of the assets or property in question;

     "Person" shall mean any individual, corporation, company, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity;

     "Personal Property Lease" -- See Section 3.13(a);
      -----------------------

     "Pre-Closing Tax Period" -- shall mean all taxable periods ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date;

     "Purchase Price" -- See Section 2.3;
      --------------

     "Recipient" -- See Section 7.5(a);
      ---------

     "Release" shall mean the spilling, leaking, disposing, discharging, emitting, depositing, ejecting, leaching, escaping or any other release or threatened release of any Hazardous Materials;

     "Section 338 Forms" -- See Section 7.3(b);
      -----------------

     "Section 338(h)(10) Election" -- See Section 7.3(a);
      ---------------------------

     "Seller" -- See Preamble hereto;
      ------

     "Seller's Insurance" -- See Section 3.21;
      ------------------

     "Seller's knowledge", "knowledge of the Seller", and other similar phrases shall mean the actual knowledge of any of the following persons: Mark Adrian, Dave Georges, Ron

Cronin, Trudi Lawson, Chris O'Brien, Joe Pepper, Rich Wiggins, David Smith, David Bronson, Kevin English, David Ramsey, David Klarner, Fred Keller and Mary Jennings;

     "Seller Plans" -- See Section 6.5(b);
      ------------

     "Shares" -- See the recitals hereto;
      ------

     "Straddle Period" shall mean a taxable period that begins on or prior to the Closing Date and ends after the Closing Date;

     "Subsidiaries" shall mean, with respect to any Person, any corporation, association or other business entity of which more than 50% of the total voting power of shares of stock or other equity interest entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereto is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof;

     "Tax" or "Taxes" shall mean all federal, state, local or foreign taxes, including, without limitation, income, gross income, gross receipts, production, excise, employment, sales, use, transfer, ad valorem, profits, license, capital stock, franchise, severance, stamp, withholding, Social Security, employment, unemployment, disability, worker's compensation, payroll, utility, windfall profit, custom duties, personal property, real property, registration, value-added, alternative or add-on minimum, estimated and other taxes, or like charges of any kind whatsoever, including any interest, penalties or additions thereto, imposed by any Governmental Entity ("Taxing Authority");

     "Tax Claim" -- See Section 7.5(a);
      ---------

     "Tax Return" shall mean any report, return, information return, exhibit, filing, claim for refund or other information, including any schedules or attachments thereto, and any amendments to any of the foregoing required to be supplied to a Taxing Authority by the Company or any of its Subsidiaries in connection with Taxes;

     "Taxation Proposed Adjustments" -- See Section 7.3(d);
      -----------------------------

     "Taxation Review Period" -- See Section 7.3(c);
      ----------------------

     "Taxation Valuation Acceptance Notice" -- See Section 7.3(e);
      ------------------------------------

     "Transaction Documents" shall mean this Agreement, the Transitional Services Agreement and the Distribution Agreement;

     "Transfer Taxes" -- See Section 7.6;
      --------------

     "Transitional Services Agreement" -- See Section 9.4;

     "Vacated Premises" - See Section 3.12; and
      ----------------

     "Valuation" -- See Section 7.3(c).
      ---------

SECTION 2. PURCHASE AND SALE OF SHARES.
           ---------------------------

     SECTION 2.1. Agreement to Sell and to Purchase. Subject to the terms and conditions set forth in this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey and deliver the Shares to the Buyer, and the Buyer shall purchase and accept the Shares from the Seller.

     SECTION 2.2. Closing. The closing (the "Closing") for the consummation of the transactions contemplated by this Agreement shall take place as soon as reasonably practicable after satisfaction or waiver of all of the conditions set forth in Section 9 and Section 10 at the offices of Willkie Farr & Gallagher at 787 Seventh Avenue, New York, New York 10019 at 10:00 a.m., or at such other place and at such time as may be mutually agreed to by the parties hereto (such date, the "Closing Date"). At the Closing, the Seller shall deliver to the Buyer a certificate or certificates representing the Shares, duly executed for transfer, against payment by the Buyer to the Seller of the Initial Cash Payment.

     SECTION 2.3. Purchase Price. The purchase price for the Shares being purchased hereunder shall be Forty-Five Million Dollars ($45,000,000), minus any Net Asset Reduction and any Net Cash Reduction (such amount, as so adjusted, the "Initial Cash Payment"), and subject to further adjustment in accordance with Sections 2.4(e) and 2.5(e) below (such amount, as so further adjusted, the "Purchase Price"), with the Initial Cash Payment to be paid by the Buyer to the Seller at the Closing by wire transfer of immediately available funds to such account as the Seller shall, not less than two (2) Business Days prior to the Closing Date, designate in writing to the Buyer.

     SECTION 2.4. Purchase Price Adjustment. The Purchase Price shall be subject to adjustment as follows:

     (a) Estimated Net Assets as of the Closing Date. No later than five (5) Business Days prior to the anticipated Closing Date, the Seller shall prepare and deliver to the Buyer a written estimate of the Net Assets as of the Closing Date (the "Estimated Net Assets as of the Closing Date"), prepared in good faith, in accordance with GAAP and on a reasonable basis using the Seller's then available financial information as of such date. The Buyer shall review such written estimate and the parties shall use commercially reasonable efforts to resolve in good faith any disagreements concerning such estimate no later than two (2) Business Days prior to the anticipated Closing Date. If the parties are unable to resolve any such disagreements, Seller's written estimate shall be utilized for the purposes of the calculations set forth in this Section 2.4(a). To the extent that the Estimated Net Assets as of the Closing Date is less than the Net Asset Target Amount, the amount of such difference shall be the "Net Asset Reduction."

     (b) The Initial Net Asset Statement; The Buyer's Review. No later than sixty (60) days following the Closing Date, the Seller shall prepare and deliver to the Buyer an Initial Net Asset Statement of the Net Assets as of the Closing Date, together with a detailed analysis of the line items included therein (the "Initial Net Asset Statement"). The Buyer shall make available to the Seller all relevant books and records of the Company and its Subsidiaries in the

Buyer's possession or control and all personnel with knowledge of information relevant to the determination of the Net Assets as of the Closing Date to facilitate the Seller's preparation of the Initial Net Asset Statement. The Buyer shall have a period equal to the longer of sixty (60) days from the receipt of the Initial Net Asset Statement or one-hundred twenty (120) days from the Closing Date (the " Net Asset Review Period") to review the Initial Net Asset Statement, during which period the Seller shall make available to the Buyer all relevant books and records of the Company and its Subsidiaries in the Seller's possession or control and all personnel with knowledge of information relevant to the determination of the Net Assets as of the Closing Date. If as a result of such review, the Buyer disagrees with any items contained in the Initial Net Asset Statement, the Buyer shall deliver to the Seller a written notice of disagreement setting forth those items to which the Buyer takes exception and the Buyer's proposed adjustment (the "Net Asset Proposed Adjustments") prior to the expiration of the Net Asset Review Period.

     (c) Acceptance; Failure to Respond. If the Buyer does not take exception with any of the items contained in the Initial Net Asset Statement, the Buyer shall deliver a written statement to the Seller within the Net Asset Review Period accepting the Initial Net Asset Statement (an "Net Asset Acceptance Notice"), in which case the Seller's determination of the Net Assets as of the Closing Date as shown on the Initial Net Asset Statement shall be final and binding on the parties, effective as of the date on which the Seller receives the Net Asset Acceptance Notice. If the Buyer does not deliver a notice of Net Asset Proposed Adjustments or an Net Asset Acceptance Notice within the Net Asset Review Period, then the Seller's determination of the Net Assets as of the Closing Date as shown on the Initial Net Asset Statement shall be final and binding on the parties, effective as of the first business day after the expiration of the Net Asset Review Period.

     (d) Resolution of Disputes. If the Buyer delivers a notice of Net Asset Proposed Adjustments to the Seller in a timely manner, then the Buyer and the Seller shall attempt in good faith to resolve such dispute within thirty (30) days from the date of the notice of the Net Asset Proposed Adjustments. If the Buyer and the Seller cannot reach agreement within such thirty (30) day period (or such longer period as they may mutually agree), then the dispute shall be promptly referred to an independent accounting firm of national reputation mutually acceptable to the Buyer and the Seller, or if the parties are unable to agree on such a firm within ten (10) days (or such longer period as they may mutually agree) to PricewaterhouseCoopers (provided that no one from such firm who has previously worked for or with one of the parties shall be selected to resolve the dispute without the consent of the other party) (the "Independent Accounting Firm") for binding resolution. The Independent Accounting Firm may conduct such proceedings as the Independent Accounting Firm, in its sole discretion, determines will assist in resolving the disputed exceptions and shall, within sixty (60) calendar days following its selection, deliver to the Buyer and the Seller a written report setting forth its determination of such disputed exceptions calculated in accordance with this Agreement, and its determinations will be conclusive and binding upon the parties thereto for the purposes of any Purchase Price adjustment under Section 2.4(e) hereof. The Seller, on the one hand, and the Buyer, on the other hand, shall each be responsible for one-half of the costs and expenses of the Independent Accounting Firm, and each of the parties shall bear its own legal, accounting and other fees and expenses of participating in such dispute resolution procedure.

     (e) Final Settlement. As used in this Section 2.4, (i) the Net Assets as of the Closing Date, as finally determined pursuant to clause (c) or clause (d) of this Section 2.4, are referred to as the "Actual Net Assets as of the Closing Date" and (ii) the amount equal to the lesser of the Estimated Net Assets as of the Closing Date and the Net Asset Target Amount is referred to as the "New Net Asset Target Amount." If the Actual Net Assets as of the Closing Date are less than the New Net Asset Target Amount, then the Seller shall, within five (5) Business Days of the date of such final determination, pay to the Buyer the amount of the difference between the Actual Net Assets as of the Closing Date and the New Net Asset Target Amount, together with interest on the amount of such difference at the rate of seven percent (7%) per annum from the Closing Date to the date of payment, such payment to be made by wire transfer of immediately available funds to such bank account as the Buyer may designate (or in the absence of any such designation, by corporate check mailed to the Buyer). If the Actual Net Assets as of the Closing Date are greater than the New Net Asset Target Amount, then the Buyer shall, within five (5) business days from the date of such final determination, refund to the Seller the amount, if any, equal to the lesser of (x) the difference between the New Net Asset Target Amount and the Actual Net Assets as of the Closing Date and (y) the difference between the New Net Asset Target Amount and the Net Asset Target Amount (which difference shall be zero (0) if there was no reduction in the amount to be paid to the Seller at the Closing pursuant to Section 2.4(a)), together with interest thereon at the rate of seven percent (7%) per annum from the Closing Date to the date of payment, such payment to be made by wire transfer of immediately available funds to such bank account as the Seller may designate (or, in the absence of any such designation, by corporate check mailed to the Seller).

     (f) Character of Payments. Any payments made pursuant to this Section 2.4 shall be treated by both parties as adjustments to the Purchase Price for all purposes.

     SECTION 2.5. Net Cash Adjustment. The Purchase Price shall be subject to adjustment as follows:

     (a) Estimated Net Cash as of the Closing Date. No later than five (5) Business Days prior to the anticipated Closing Date, the Seller shall prepare and deliver to the Buyer a written estimate of the Net Cash as of the Closing Date (the "Estimated Net Cash as of the Closing Date"), prepared in good faith, in accordance with GAAP and on a reasonable basis using the Seller's then available financial information as of such date. The Buyer shall review such written estimate and the parties shall use commercially reasonable efforts to resolve in good faith any disagreements concerning such estimate no later than two (2) Business Days prior to the anticipated Closing Date. If the parties are unable to resolve any such disagreements, Seller's written estimate shall be utilized for the purposes of the calculations set forth in this Section 2.5(a). To the extent that the Estimated Net Cash as of the Closing Date is less than the Net Cash Target Amount, the amount of such difference shall be the "Net Cash Reduction."

     (b) The Initial Net Cash Statement; The Buyer's Review. No later than thirty (30) days following the Closing Date, the Seller shall prepare and deliver to the Buyer an Initial Net Cash Statement of the Net Cash as of the Closing Date, together with a detailed analysis of the line items included therein (the "Initial Net Cash Statement"). The Buyer shall make available to the Seller all relevant books and records of the Company and its Subsidiaries in the Buyer's possession or control and all personnel with knowledge of information relevant to the determination of the Net Cash as of the Closing Date to facilitate the Seller's preparation of the Initial Net Cash Statement. The Buyer shall have a period equal to the longer of thirty (30) days from the receipt of the Initial Net Cash Statement or sixty (60) days from the Closing Date (the "Net Cash Review Period") to review the Initial Net Cash Statement, during which period the Seller shall make available to the Buyer all relevant books and records of the Company and its Subsidiaries in the Seller's possession or control and all personnel with knowledge of information relevant to the determination of the Net Cash as of the Closing Date. If as a result of such review, the Buyer disagrees with any items contained in the Initial Net Cash Statement, the Buyer shall deliver to the Seller a written notice of disagreement setting forth those items to which the Buyer takes exception and the Buyer's proposed adjustment (the " Net Cash Proposed Adjustments") prior to the expiration of the Net Cash Review Period.

     (c) Acceptance; Failure to Respond. If the Buyer does not take exception with any of the items contained in the Initial Net Cash Statement, the Buyer shall deliver a written statement to the Seller within the Net Cash Review Period accepting the Initial Net Cash Statement (a "Net Cash Acceptance Notice"), in which case the Seller's determination of the Net Cash as of the Closing Date as shown on the Initial Net Cash Statement shall be final and binding on the parties, effective as of the date on which the Seller receives the Net Cash Acceptance Notice. If the Buyer does not deliver a notice of Net Cash Proposed Adjustments or a Net Cash Acceptance Notice within the Net Cash Review Period, then the Seller's determination of the Net Cash of the Closing Date as shown on the Initial Net Cash Statement shall be final and binding on the parties, effective as of the first business day after the expiration of the Net Cash Review Period.

     (d) Resolution of Disputes. If the Buyer delivers a notice of Net Cash Proposed Adjustments to the Seller in a timely manner, then the Buyer and the Seller shall attempt in good faith to resolve such dispute within fifteen (15) days from the date of the notice of the Net Cash Proposed Adjustments. If the Buyer and the Seller cannot reach agreement within such fifteen (15) day period (or such longer period as they may mutually agree), then the dispute shall be promptly referred to an independent accounting firm of national reputation mutually acceptable to the Buyer and the Seller, or if the parties are unable to agree on such a firm within ten (10) days (or such longer period as they may mutually agree) to the Independent Accounting Firm for binding resolution. The Independent Accounting Firm may conduct such proceedings as the Independent Accounting Firm, in its sole discretion, determines will assist in resolving the disputed exceptions and shall, within forty-five (45) calendar days following its selection, deliver to the Buyer and the Seller a written report setting forth its determination of such disputed exceptions calculated in accordance with this Agreement, and its determinations will be conclusive and binding upon the parties thereto for the purposes of any Purchase Price adjustment under
Section 2.5(e) hereof. The Seller, on the one hand, and the Buyer, on the other hand, shall each be responsible for one-half of the costs and expenses of the Independent Accounting Firm, and each of the parties shall bear its own legal, accounting and other fees and expenses of participating in such dispute resolution procedure.

     (e) Final Settlement. As used in this Section 2.5, (i) the Net Cash as of the Closing Date, as finally determined pursuant to clause (c) or clause (d) of this Section 2.5, are referred to as the "Actual Net Cash as of the Closing Date" and (ii) the amount equal to the lesser of the Estimated Net Cash as of the Closing Date and the Net Cash Target Amount is referred to as the "New Net Cash Target Amount." If the Actual Net Cash as of the Closing Date is less than the New Net Cash Target Amount, then the Seller shall, within five (5) Business Days of the date of such final determination, pay to the Buyer the amount of the difference between the Actual Net Cash as of the Closing Date and the New Net Cash Target Amount, together with interest on the amount of such difference at the rate of seven percent (7%) per annum from the Closing Date to the date of payment, such payment to be made by wire transfer of immediately available funds to such bank account as the Buyer may designate (or in the absence of any such designation, by corporate check mailed to the Buyer). If the Actual Net Cash as of the Closing Date is greater than the New Net Cash Target Amount, then the Buyer shall, within five (5) business days from the date of such final determination, refund to the Seller the amount, if any, equal to the lesser of (x) the difference between the New Net Cash Target Amount and the Actual Net Cash as of the Closing Date and (y) the difference between the New Net Cash Target Amount and the Net Cash Target Amount (which difference shall be zero (0) if there was no reduction in the amount to be paid to the Seller at the Closing pursuant to Section 2.5(a)), together with interest thereon at the rate of seven percent (7%) per annum from the Closing Date to the date of payment, such payment to be made by wire transfer of immediately available funds to such bank account as the Seller may designate (or, in the absence of any such designation, by corporate check mailed to the Seller).

     (f) Character of Payments. Any payments made pursuant to this Section 2.5 shall be treated by both parties as adjustments to the Purchase Price for all purposes.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF THE SELLER.

     The Seller hereby represents and warrants to the Buyer as follows:

     SECTION 3.1. Organization. Seller, the Company and each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, liability company, partnership or other equivalent power (as the case may be) to own its properties and assets and to conduct its business as now conducted. True and complete copies of the Articles of Incorporation and By-laws (or other comparable documents) of the Company and its Subsidiaries (collectively, the "Organizational Documents") have been furnished or made available to the Buyer or its representatives.

     SECTION 3.2. Qualification to Do Business. Except as set forth in Schedule 3.2, each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation, limited liability company or partnership, as the case may be, and is in good standing in every jurisdiction in which the character of the properties owned or leased by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect (as defined below). Schedule 3.2 sets forth a complete and correct list of each jurisdiction in which the Company is qualified as a foreign corporation and, for each of the Company's Subsidiaries, a complete and correct list of each jurisdiction in which such Subsidiary is qualified as a foreign corporation. As used in this Agreement, any reference to any event, change or effect having a "Material Adverse Effect" means such event, change or effect that, individually or in the aggregate, is materially adverse to the business, condition (financial or other) or results of operations of the Company and its Subsidiaries, taken as a whole, except in each case for (i) any such effects directly resulting from this Agreement or the transactions contemplated by this Agreement or the announcement hereof, (ii) any occurrence or condition generally affecting the industry in which the Company and its Subsidiaries operate that do not directly and adversely affect the business, properties, condition (financial or other) or results of operations of the Company and its Subsidiaries taken as a whole, and (iii) any changes in general economic, regulatory or political conditions that do not directly and adversely affect the business, properties, condition (financial or other) or results of operations of the Company and its Subsidiaries taken as a whole.

     SECTION 3.3. Authority. The Seller has all requisite corporate authority and power to execute and deliver the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of such Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all required corporate action on the part of the Seller and no other corporate proceedings on the part of the Seller are necessary to authorize such Transaction Documents or to consummate the transactions contemplated hereby and thereby. Such Transaction Documents have been (or, to the extent executed as of the Closing, will be at the Closing) duly and validly executed and delivered by the Seller and, assuming such Transaction Documents have been duly authorized, executed and delivered by the Buyer, such Transaction Documents constitute (or will constitute as of the Closing) valid and binding agreements of the Seller, enforceable against the Seller in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers and subject to the limitations imposed by general equitable principles (regardless whether such enforceability is considered in a proceeding at law or in equity).

     SECTION 3.4. No Conflict or Violation. The execution, delivery and performance by the Seller of the Transaction Documents to which it is a party, assuming receipt of the Consents, do not (i) violate any provision of any Organizational Document, (ii) violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority applicable to any of the Seller, the Company or any of the Company's Subsidiaries, (iii) violate, result in a material breach of or constitute (with due notice or lapse of time or both) a default under, result in the acceleration of any performance required by, create a right of acceleration, termination, modification or other remedy under, any material contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which any of the Seller, the Company or any of the Company's Subsidiaries is a party or is bound or to which any of its properties or assets is subject, or (iv) result in the creation or imposition of any Lien upon any of the assets, properties or rights of any of the Seller (including the Common Stock), the Company or any of the Company's Subsidiaries, except in the case of clauses (ii) or (iv), for such violations, breaches, defaults or Liens that would not, individually or in the aggregate, have a Material Adverse Effect.

     SECTION 3.5. Consents and Approvals. Schedule 3.5 (which Schedule 3.5 may be supplemented by the Seller and provided to the Buyer as soon as reasonably practicable but in no event later than two (2) business days following the date hereof and which supplement shall be deemed to be an amendment to Schedule 3.5 notwithstanding Section 5.7 below) sets forth a true and complete list of each material consent, waiver, authorization or approval (each a "Consent") of any Governmental Entity, or of any other Person, that is (i) required in connection with the execution and delivery of the Transaction Documents by the Seller, (ii) the performance by the Seller of its obligations hereunder, (iii) the consummation of the transactions contemplated hereby or (iv) necessary to enable the Company and its Subsidiaries to conduct their respective businesses after the Closing Date in substantially the same manner as such businesses are being conducted as of the date hereof.

     SECTION 3.6. Capitalization of Company. The authorized capital stock of the Company consists of 1000 shares of Common Stock, of which only 100 shares are outstanding. All of the issued shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereto. As of the date hereof, the Seller has valid title to all of the Shares, free and clear of any Liens other than as set forth in Schedule 3.6. At the Closing, the Seller will have and the Buyer will receive good, valid and marketable title to the Shares, free and clear of all Liens. There are no outstanding (a) securities convertible into or exchangeable for the capital stock of the Company, (b) options, warrants or other rights to purchase or subscribe for capital stock of the Company or (c) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any capital stock of the Company, any such convertible or exchangeable securities or any such options, warrants or rights, pursuant to which, in any of the foregoing cases, the Company is subject or bound. There are no voting trusts, stockholders' agreements or other similar instruments restricting or relating to the rights of holders of Common Stock to vote, transfer or receive dividends with respect to the Common Stock.

     SECTION 3.7. Subsidiaries. Schedule 3.7 lists each Subsidiary of the Company and the authorized and outstanding capital stock of each of the Subsidiaries. Except for the interests in the Subsidiaries listed on Schedule 3.7, the Company does not directly or indirectly own, or hold any rights to acquire, any capital stock or any other securities, interests or investments in any other Person other than equity investments that constitute cash or cash equivalents. All issued and outstanding shares of capital stock of each of the Subsidiaries are duly authorized, validly issued, fully paid and non-assessable, and are owned, directly or indirectly, by the Company, free and clear of all Liens other than Permitted Liens. There are no outstanding (i) securities convertible into or exchangeable for the capital stock of the Subsidiaries of the Company, (ii) options, warrants or other rights to purchase or subscribe for capital stock of the Subsidiaries of the Company or (iii) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance of any capital stock of the Subsidiaries, any such convertible or exchangeable securities or any such options, warrants or rights, pursuant to which, in any of the foregoing cases, any of the Subsidiaries of the Company is subject or bound. There are no voting trusts, stockholders' agreements or other similar instruments restricting or relating to the rights of holders of capital stock of any Subsidiary of the Company to vote, transfer or receive dividends with respect to such capital stock. No Subsidiary of the Company has any ownership interest in any other Person.

     SECTION 3.8. Financial Statements. Attached as Schedule 3.8 are the following:

     (a) the unaudited consolidated balance sheet of the Company, derived from the audited consolidated balance sheet of the Seller, for the fiscal year ended March 29, 2002 and the related, consolidated statements of operations and cash flows of the Company for the year ended March 29, 2002; and

     (b) the unaudited consolidated balance sheet of the Company as of September 27, 2002 (the "Interim Balance Sheet"), and the unaudited consolidated statements of operations, and cash flow for the six month period ended on such date.

     The financial statements described in clauses (a) and (b) of this Section
3.8 are referred to herein collectively as the "Financial Statements." The Financial Statements have been prepared in accordance with GAAP and present fairly in all material respects the consolidated financial position and results of operations of the Company and its Subsidiaries as of the dates indicated therein and for the periods included therein.

SECTION 3.9. Absence of Certain Changes or Events.
             ------------------------------------

     (a) Since March 29, 2002, there has not been:

          (i) any Material Adverse Effect;

          (ii) any material loss, damage, destruction or other casualty to the material assets or properties of the Company or any of its Subsidiaries (whether or not covered by insurance); provided, however, that, for the purposes of satisfying the condition set forth in Section 10.1 with respect to this representation and warranty set forth in this Section 3.9(a)(ii), if such representation and warranty is rendered untrue as of the Closing Date by an event occurring after the date hereof, the condition set forth in Section 10.1 as to such representation and warranty shall be deemed satisfied if (i) the Company has received an insurance award that fully compensates the Company, or has received notice from any insurer accepting coverage to fully compensate the Company, for such loss, damage, destruction or casualty, (ii) the Seller agrees to amend the provisions of
     Section 2.4 so that such insurance award does not increase the Actual Net Assets as of the Closing Date to an amount greater that the amount of Net Assets as of the Closing Date that would have been computed had there been no such loss, damage, destruction or casualty, and (iii) it can be reasonably anticipated that such loss, damage, destruction or casualty (taking into account the receipt of any insurance awards) will not materially and adversely affect the Company's operations or its anticipated revenues, cash flow or profits following the Closing Date; or

          (iii) any change in any method of accounting or accounting practice of the Company or any of its Subsidiaries.

     (b) Since March 29, 2002, each of the Company and its Subsidiaries has operated in the ordinary course of its business consistent with past practice and, except as set forth in Schedule 3.9 hereto, has not:

          (i) incurred any obligation or liability (whether absolute, accrued, contingent or otherwise) except in the ordinary course of business, consistent with past practice;

          (ii) failed to discharge or satisfy any material Lien or pay or satisfy any material obligation or liability (whether absolute, accrued, contingent or otherwise), other than liabilities being contested in good faith and for which adequate reserves have been provided, Liens for Taxes not yet due and payable and Liens arising in the ordinary course of business that do not, individually or in the aggregate, interfere in any material respect with the use or operation of any of its material assets, properties or rights in the ordinary course of business, consistent with past practice;

          (iii) mortgaged, pledged or subjected to any Lien any of its material assets, properties or rights, except for mechanics' Liens and Liens for Taxes not yet due and payable and Liens arising in the ordinary course of business that do not, individually or in the aggregate, interfere in any material respect with the use or operation of any of its material assets, properties or rights in the ordinary course of business, consistent with past practice;

          (iv) sold or transferred any of its material assets or canceled any material debts or claims or waived any material rights, except in the ordinary course of business, consistent with past practice;

          (v) defaulted on any material obligation;

          (vi) made any capital expenditure that is in excess of $100,000, or additions to property, plant and equipment used in its operations other than ordinary repairs and maintenance;

          (vii) terminated or rescinded any material Contract;

          (viii) made any material tax election or settled or compromised any material income tax liability;

          (ix) acquired any material assets or properties, other than in the ordinary course of business consistent with past practice;

          (x) increased the salary or other compensation or paid or agreed to pay any bonus compensation payable to any officer, director or employee of the Company other than time, grade or other increases and payments in the ordinary course of business and consistent with past practice, or agreed to pay any severance payment or golden parachute to any director or employee of the Company; or

          (xi) entered into any agreement or made any commitment to do any of the foregoing.

     SECTION 3.10. Absence of Undisclosed Liabilities. Except as set forth in
Schedule 3.10, the Company and its Subsidiaries do not have any material indebtedness or liability other than (i) as shown or provided for on the Interim Balance Sheet and (ii) other than liabilities incurred or accrued in the ordinary course of business consistent with past practice since the date of the Interim Balance Sheet.

     SECTION 3.11. Tax Matters. Except as disclosed in Schedule 3.11, (i) the Company and its Subsidiaries have filed, or joined in the filing of, when due (taking into account all applicable extensions) all Tax Returns required by applicable law to be filed with respect to the Company and each of its Subsidiaries, all such Tax Returns are correct and complete and all Taxes shown to be due on such Tax Returns have been paid; (ii) all Taxes relating to periods ending on or before the Closing Date owed by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries are liable under Treasury Regulations ss. 1.1502-6 by virtue of having been a member of any affiliated group of corporations (within the meaning of Section 1504(a) of the Code) of which the Seller is the common parent, if required to have been paid, have been paid; (iii) there is no action, suit, proceeding, investigation, audit or claim now pending or, to the best knowledge of the Seller, threatened, against the Company or any of its Subsidiaries for Taxes of the Company or any of its Subsidiaries; (iv) any liability of the Company or any of its Subsidiaries for Taxes that are not yet due and payable, or which are being contested in good faith, have been provided for on the Financial Statements of the Company and its Subsidiaries in accordance with GAAP; (v) there are no Liens, other than Permitted Liens, affecting any of the assets, properties or rights of the Company or any of its Subsidiaries that arose in connection with any failure or alleged failure to pay any Tax; (vi) the Company and each of its Subsidiaries has withheld and paid all Taxes required to be withheld in connection with any amounts paid or owing to any employee, creditor, independent contractor or other Person; (vii) there has been no waiver or extension of any applicable statute of limitations for the assessment or collection of any Taxes of the Company or any of its Subsidiaries; (viii) neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code or any similar provision of foreign, state or local law; and (ix) neither the Company nor any of its Subsidiaries is a party to any joint venture, partnership, or other arrangement or contract which would be treated as a partnership for federal income tax purposes.

SECTION 3.12. Real Property.
              -------------

     (a) Schedule 3.12(a) sets forth all of the real property owned by the Company or any of its Subsidiaries (the "Owned Real Property"). The Company and its Subsidiaries have good and valid title to all of the Owned Real Property, and such properties are owned free and clear of all Liens (other than Permitted Liens).

     (b) Schedule 3.12(b) sets forth a list of all leases and subleases, together with all amendments thereto, with respect to all real properties in which either of the Company or one of its Subsidiaries has a leasehold interest, whether as lessor or lessee (each a "Lease" and, collectively, the "Leases"; the real property covered by the Leases under which either of the Company or its Subsidiaries is a lessee is referred to herein as the "Leased Real Property"). No option has been exercised under any Lease by the Company or its Subsidiaries or, to the Seller's knowledge, by any other party thereto, except options whose exercise has been evidenced by a written document, a true, complete and accurate copy of which has been delivered to the Buyer with the corresponding Lease. All of the Leases are valid and in full force and effect.

     (c) No party to any Lease has given the Seller, the Company or its Subsidiaries written notice of or made a written claim with respect to any breach or default of such Lease by either of the Company or its Subsidiaries.

     (d) Except as set forth on Schedule 3.12(d), neither the Company nor any Subsidiary occupies or otherwise uses any real property.

     (e) None of the Leased Real Property or the Owned Real Property is subject to any sublease, license or other agreement granting to any Person or entity any right to the use, occupancy or enjoyment of such property or any portion thereof.

     (f) As soon as reasonably practicable after the date hereof, and in any event no later than November 1, 2002, the Seller shall deliver to the Buyer a Schedule (which shall be attached hereto as Schedule 3.12(f) and shall have the same force and effect as if attached hereto as of the date hereof) setting forth a true and correct list of all Leased Real Property and all real property occupied or used by the Company and its Subsidiaries which (i) have been vacated by the Company or a Subsidiary of the Company (the "Vacated Premises") or (ii) are being Decommissioned or are planned to be Decommissioned (the "Decommissioned Premises"). The Seller shall update Schedule 3.12(f) through the Closing Date to add any additional properties that become Vacated Premises or Decommissioned Premises and such updates to Schedule 3.12(f) shall be deemed an amendment of Schedule 3.12(f) notwithstanding Section 5.7.

SECTION 3.13. Personal Property.
              -----------------

     (a) True and correct copies of all leases for personal property (except miscellaneous leases of office machinery, medical equipment, or any leases having future minimum lease payments of less than $15,000 in any twelve-month period and which in the aggregate equal less than $1,000,000 during such twelve-month period) used or employed by the Company or any of its Subsidiaries are listed on Schedule 3.13 and copies thereof have been provided or made available to the Buyer. Each material lease for personal property used or employed by the Company or any of its Subsidiaries (each a "Personal Property Lease") is in full force and effect on the date hereof, except as the validity of such leases may be affected by actions, events or conditions affecting the other party thereto, none of which actions, events or conditions exists or has occurred to the knowledge of the Company. No default under any of the terms or conditions set forth in any Personal Property Lease or any document or instrument related thereto has been asserted or, to the knowledge of the Company, occurred by any party. Except as disclosed on Schedule 3.13, the continuation, validity and effectiveness of each Personal Property Lease will not be affected in any way by the transactions contemplated by this Agreement. Except as disclosed on Schedule 3.13, neither the Company nor any of its Subsidiaries lease any personal property as lessor. For purposes of Section 8.2, the word "material" in the second sentence of this subsection shall be disregarded.

     (b) All material items of personal property and leasehold improvements used in the business of the Company are owned or leased by the Company or any of its Subsidiaries and are shown on or reflected in the Interim Balance Sheet contained in the Financial Statements, are in satisfactory operating condition and in a state of reasonable maintenance and repair, consistent with the uses to which they are being put.

SECTION 3.14. Assets of the Company.
              ---------------------

     (a) Except as set forth in Schedule 3.14, the assets, properties and rights of the Company and its Subsidiaries constitute all of the assets and rights which are necessary or required for the conduct of their businesses as currently conducted.

     (b) Each of the Company and its Subsidiaries has good and valid title, free and clear of any Liens (other than Permitted Liens), to, or a valid leasehold interest in, or other right to use, all of its material assets, properties and rights.

SECTION 3.15. Intellectual Property.
              ---------------------

     (a) Except as set forth in Schedule 3.15(a), the Company and its Subsidiaries own all right, title and interest in and to, or have a valid license to use all the Intellectual Property necessary for the conduct of their respective businesses as currently conducted (the "Company Intellectual Property"), and upon Closing the Company and its Subsidiaries will continue to own all right, title and interest in and to, or have a valid license or right to use, the Company Intellectual Property.

     (b) Except as set forth in Schedule 3.15(b), (i) there are no bona fide claims that (x) the Company or any of its Subsidiaries does not own or have the right to use any Company Intellectual Property or (y) the use of any Company Intellectual Property by the Company or any of its Subsidiaries infringes upon the intellectual property rights of a third party, and (ii) to the knowledge of the Seller, (x) there is no valid basis for any such claim and (y) the use of the Company Intellectual Property by the Company and its Subsidiaries as currently used does not, and the use of the Company Intellectual Property by the Buyer after the Closing in the same manner will not, infringe upon the intellectual property rights of any person under any laws and (iii) neither the Company nor any of its Subsidiaries is in material default, and to the Seller's knowledge, no third party is in material default under, any license, sublicense or agreement by which the Company or any of its Subsidiaries holds or has given to others the right to use any Company Intellectual Property.

     (c) To the knowledge of the Seller, no third party is infringing any Company Intellectual Property.

     (d) Schedule 3.15(d), sets forth a complete and current list of all registrations, patents, and applications pertaining to Company Intellectual Property owned by the Company and its Subsidiaries ("Listed Intellectual Property"). Except as set forth in Schedule 3.15(d), all Listed Intellectual Property is owned by the Company and its Subsidiaries free and clear of all Liens (other than Permitted Liens). To the knowledge of the Seller, the Company and each Subsidiary of the Company have taken commercially reasonable steps to protect the trade secrets and other confidential information of the Company and its Subsidiaries.

SECTION 3.16. Licenses and Permits.
              --------------------

     (a) Schedule 3.16(a) (which Schedule 3.16(a) may be supplemented by the Seller and provided to the Buyer as soon as reasonably practicable but in no event later than the close of business November 1, 2002 and which supplement shall be deemed to be an amendment to Schedule 3.16(a) notwithstanding Section
5.7 below) sets forth a true and complete list of all material licenses, permits, franchises, authorizations and approvals issued or granted to the Company or any of its Subsidiaries by any Governmental Entity (the "Licenses and Permits"), and all pending applications therefor. Each License and Permit is valid and in full force and effect, and is not subject to any pending or, to Seller's knowledge, threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such License and Permit invalid in any material respect.

     (b) Except as set forth in Schedule 3.16(b), the Company and its Subsidiaries hold all licenses, permits, franchises, authorizations and approvals that are material to the business of the Company and its Subsidiaries, and, to Seller's knowledge, the Company and its Subsidiaries are in compliance in all material respects with the terms and conditions thereof.

     (c) Except as set forth in Schedule 3.16(c) (which Schedule 3.16(c) may be supplemented by Seller and provided to Buyer as soon as reasonably practicable but in no event later than November 1, 2002 and which supplement shall be deemed to be an amendment to Schedule 3.16(c) notwithstanding Section 5.7 below), the consummation of the transactions contemplated by this Agreement will not result in the termination or suspension of any License or Permit. The Seller has delivered or otherwise made available to the Buyer copies of all Licenses and Permits.

     SECTION 3.17. Compliance with Law. Except as set forth in Schedule 3.17, the operations of the businesses of each of the Company and its Subsidiaries is conducted in material compliance with all applicable laws, regulations and orders of all Governmental Entities having jurisdiction over such entity and its assets, properties and operations, except where the failure to so be in compliance could not be reasonably expected to, individually or in the aggregate, result in a material liability to the Company or any Subsidiary of the Company. Except as set forth in Schedule 3.17, neither the Company nor its Subsidiaries has received written notice or, to the Seller's knowledge, has otherwise been advised of any material violation of any such law, regulation or order that could give rise to an obligation or liability of the Company or any of its Subsidiaries or that has not been resolved in all respects as of the date hereof, and neither the Company nor its Subsidiaries is in default in any material respect with respect to any order, writ, judgment, award, injunction or decree of any Governmental Entity or arbitrator, material to the operations of its business.

     SECTION 3.18. Litigation. Except as set forth in Schedule 3.18, there are no claims, actions, suits or proceedings (each, an "Action") pending or, to the knowledge of the Seller, threatened before any Governmental Entity or before any arbitrator of any nature, brought by or against any of the Seller, any Affiliate of the Seller, the Company or any Subsidiary of the Company or any of their respective employees, involving or relating to the Company or its Subsidiaries, the assets, properties or rights of any of the Company or its Subsidiaries or the transactions contemplated by this Agreement. Except as set forth in Schedule 3.18, to the knowledge of the Seller, there are no investigations pending or threatened before any Governmental Entity or before any arbitrator of any nature involving or relating to the Company or its Subsidiaries, the assets, properties or rights of any of the Company or its Subsidiaries or the transactions contemplated by this Agreement. There is no order, writ, judgment, award, injunction or decree of any Governmental Entity or arbitrator binding on the Seller, any Affiliate of the Seller, the Company or any Subsidiary of the Company or any of their respective assets, properties or rights, that is material to the conduct of the businesses of, or the assets, properties or rights of, the Company or any of its Subsidiaries, or that would materially impair the Seller's ability to consummate the transactions contemplated by this Agreement.

SECTION 3.19.  Contracts.
               ---------

     (a) Schedule 3.19 sets forth a complete and correct list of all Contracts (as defined below) except that for purposes of Schedule 3.19 and Section 10.1:

          (i) Subsection (c)(vii) shall be read to include "that (A) is not terminable by the Company or any of its Subsidiaries on not more than ninety (90) days' notice by the Company or (B) involves the payment (net of any rebates or vendor incentive programs) by the Company or any of its Subsidiaries (or any combination of such payments) of amounts in excess of $2,000,000 during any twelve (12) month period" at the end thereof; and

          (ii) Subsection (c)(viii) shall be read to include ", with group purchasing organizations" at the end thereof.

     (b) Except as set forth on Schedule 3.19, each Contract is valid, binding and enforceable against each of the Company or its Subsidiaries which is a party thereto in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally, and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). Each of the Contracts is in full force and effect. Except as set forth on
Schedule 3.19, each of the Company or its Subsidiaries has performed in all material respects all obligations required to be performed by it to date under, and is not in material default under any Contract which it is a party to, and, to Seller's knowledge, no event has occurred which, with due notice or lapse of time or both, would constitute such a default. To the Seller's knowledge, no other party to any Contract is in material default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default. The Seller has delivered or otherwise made available to the Buyer or its representatives true and complete copies of all written Contracts.

     (c) A "Contract" means any agreement, contract or commitment to which the Company or any of its Subsidiaries is a party or by which it or any of its assets are bound constituting:

          (i) a mortgage, indenture, security agreement, guaranty, pledge or other agreement or instrument relating to the borrowing of money or extension of credit;

          (ii) an employment, severance or consulting agreement, excluding representation agreements entered into in the ordinary course of business;

          (iii) a joint venture, partnership or limited liability company agreement;

          (iv) a non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, the business of the Company or its Subsidiaries may be conducted;

          (v) a Lease;

          (vi) an agreement limiting or restricting the ability of the Company or its Subsidiaries to make distributions in respect of its capital stock;

          (vii) a distributor, reseller, sales or vendor or similar agreement;

          (viii) an agreement which (A) provides for the performance of services by the Company or any of its Subsidiaries for its customers or (B) the sale of products by the Company or any of its Subsidiaries,

          (ix) an agreement to make a capital expenditure (as defined in GAAP and which in no event shall include investments purchased in the ordinary course of business) in excess of $100,000;

          (x) a material license pertaining to Company Intellectual Property;

          (xi) any capitalized leases; or

          (xii) any other material agreement not in the ordinary course of the business of the Company or its Subsidiaries.

SECTION 3.20. Employee Plans.
              --------------

     (a) Schedule 3.20(a) sets forth (i) all "employee benefit plans", as defined in Section 3(3) of ERISA, and all other material employee benefit arrangements, programs, policies or payroll practices (other than stock purchase, stock option, phantom stock or other equity based compensation plans), including, without limitation, severance pay, sick leave, vacation pay, salary continuation for disability, retirement, deferred compensation, bonus, hospitalization, medical insurance, cafeteria, life insurance, tuition reimbursement and scholarship programs maintained by the Seller, the Company or any Subsidiary of the Company and to which contributions are made by the Seller, the Company or a Subsidiary of the Company on behalf of current or former employees of the Company or its Subsidiaries (such employees are collectively referred to as "Company Employees") (such plans, arrangements, programs, policies and payroll practices collectively, the "Benefit Plans") and (ii) all employee pension plans, as defined in Section 3(2) of ERISA, maintained by the Seller, the Company, the Subsidiaries of the Company or any trade or business (whether or not incorporated) which is or has ever been under control or treated as a single employer with the Seller or the Company under Section 414(b), (c),
(m) or (o) of the Code ("ERISA Affiliate") or to which the Seller, the Company or any ERISA Affiliate has contributed (the "Pension Plans").

     (b) None of the Benefit Plans or Pension Plans is a "multiemployer plan", as defined in Section 3(37) of ERISA ("Multiemployer Plan"). None of the Company, its Subsidiaries or any ERISA Affiliate has incurred any liability due to a complete or partial withdrawal from a Multiemployer Plan or due to the termination or reorganization of a Multiemployer Plan, except for any such liability which has been satisfied in full, and no events have occurred and no circumstances exist that could reasonably be expected to result in any such liability to the Company, its Subsidiaries or any ERISA Affiliate.

     (c) None of the Benefit Plans or Pension Plans is subject to Title IV of ERISA and none of the Company, its Subsidiaries or any ERISA Affiliate has any liability with respect to any plan subject to Title IV of ERISA.

     (d) With respect to each Benefit Plan that is intended to qualify under Code Section 401(a), such Benefit Plan, and its related trust, has received, has an application pending or remains within the remedial amendment period for obtaining, a determination letter from the IRS that it is so qualified and that its trust is exempt from tax under Section 501(a) of the Code and, to the Seller's knowledge, no facts or set of circumstances exist that could reasonably be expected to cause such plan and related trust to be disqualified or to be so non-exempt from tax.

     (e) All costs of administering and contributions with respect to the Company Employees (including all employer contributions and employee contributions) required to have been made under the Benefit Plans or by law to any funds or trusts established thereunder or in connection therewith have been made by the due date thereof (including any valid extension). All other amounts that should be accrued to date as material liabilities of the Company or the Subsidiary under or with respect to each Benefit Plan (including administrative expenses and incurred but not reported claims) for the current plan year of each Benefit Plan have been recorded on the books of the Company or a Subsidiary.

     (f) There has been no violation of ERISA or the Code with respect to the filing of applicable documents, notices or reports (including, but not limited to, annual reports filed on IRS Form 5500) regarding the Benefit Plans with the Department of Labor and the Internal Revenue Service, or the furnishing of such required documents to the participants or beneficiaries of the Benefit Plans that would result in a material liability to the Company or any Subsidiary of the Company.

     (g) True, correct and complete copies of the following documents relating to each of the Benefit Plans, to the extent applicable, have been delivered or made available to the Buyer: (i) the plan and its related trust document, including any amendments thereto; (ii) the most recent IRS Forms 5500 filed with the Internal Revenue Service; (iii) summary plan descriptions; (iv) the most recent actuarial report relating to the plans; and (v) the most recent Internal Revenue Service determination letter (or other ruling indicating its tax-qualified status), if any, for each Benefit Plan that is intended to qualify for favorable income tax treatment under Section 401(a) or Section 501(c)(9) of the Code.

     (h) There are no pending material actions, claims or lawsuits which have been asserted, instituted or, to the knowledge of the Seller, threatened, against the Benefit Plans, the assets of any of the trusts under the Benefit Plans or the sponsor or the administrator of the

Benefit Plans, or, to the Seller's knowledge, against any fiduciary of the Benefit Plans with respect to the operation of the Benefit Plans (other than routine benefit claims).

     (i) The Benefit Plans have been administered and maintained, in all material respects, in accordance with their express terms and with all provisions of ERISA, the Code (including rules and regulations thereunder) and other applicable federal and state laws and regulations, and neither the Company, any Subsidiary of the Company nor, to the knowledge of the Seller, any "party in interest" or "disqualified person" with respect to the Benefit Plans has engaged in a "prohibited transaction", as defined in Section 4975 of the Code or Section 406 of ERISA, or taken any actions, or failed to take any actions, which could result in any material liability to the Company or any of its Subsidiaries under ERISA or the Code.

     (j) The Company and each ERISA Affiliate that maintains a "group health plan", as defined in Section 4980B of the Code, has complied in all material respects with the notice and coverage continuation requirements of Section 4980B of the Code and Section 601 of ERISA, and the regulations thereunder ("COBRA"). None of the Benefit Plans provide health or life insurance benefits after termination of employment to any employee or dependent except as may be required by COBRA (or any applicable state law) or at the expense of the participant or the participant's beneficiary.

     (k) There will be no material liability of the Company or any Subsidiary of the Company (i) with respect to any Benefit Plan that has previously been terminated or (ii) under any insurance policy or similar arrangement procured in connection with any Benefit Plan in the nature of a retroactive rate adjustment, loss sharing arrangement, or other liability arising wholly or partially out of events occurring before the Closing.

     (l) None of the persons performing services for the Company or any Subsidiary of the Company has been improperly classified prior to the Closing Date as being independent contractors or leased employees rather than employees, except to the extent that such misclassification will not result in a material liability of the Company or any Subsidiary of the Company.

     (m) None of the Benefit Plans provides any benefits that become payable to or become vested in any Company Employee solely as a result of the consummation of the transactions contemplated by this Agreement (other than benefits payable because an employee terminates employment covered by the Benefit Plan) with respect to which the Company or any Subsidiary of the Company will have any liability, and the consummation of the transactions contemplated hereby will not require the funding (whether formal or informal) of any Benefit Plan with respect to which the Company or any Subsidiary of the Company will have any liability.

     SECTION 3.21. Insurance. Schedule 3.21 lists all policies of liability, fire, casualty, business interruption, workers' compensation and other forms of insurance insuring the Company and its Subsidiaries and their respective assets, properties and operations (indicating for each such policy (i) the type of policy, (ii) the name of the insurer, (iii) the owner of the policy, (iv) the coverage limits, (v) whether such policy is a "claims made" or "occurrence" based policy, and (vi) the applicable deductibles). All such policies are in full force and effect.

Neither the Seller, the Company nor any Subsidiary of the Company has received notice of cancellation or adverse modification of any such insurance. Neither the Seller, the Company nor any Subsidiary of the Company is in material default under any provisions of any such policy of insurance. All insurance policies and programs (including self insurance programs) insuring the Company and its Subsidiaries and their respective assets, properties, employees and operations that are owned by the Seller or an Affiliate of the Seller other than the Company or one of the Company's Subsidiaries are referred to herein as "Seller's Insurance."

     SECTION 3.22. Transactions with Seller and Affiliates. Except as set forth in Schedule 3.22, neither the Company nor any of its Subsidiaries is a party to any agreements or arrangements with the Seller or any Affiliate of the Seller, including, but not limited to any agreement or arrangement under which the Company or a Subsidiary of the Company: (i) leases any real or personal property (either to or from such Person); (ii) licenses technology (either to or from such Person); (iii) is obligated to purchase any tangible or intangible asset from or sell such asset to such Person; (iv) purchases products or services from such Person; or (v) pays or receives commissions, rebates or other payments.

SECTION 3.23. Labor Matters.
              -------------

     (a) Schedule 3.23(a) sets forth a complete and accurate list of (i) the general title and current compensation levels of all salaried employees of the Company or any of its Subsidiaries and of any of Seller's salaried employees that perform services in whole or in part for the Company or any of its Subsidiaries, and indicates in each case the entity by which such individual is employed, and (ii) any employment agreement (not terminable at will), severance, bonus or similar agreement not set forth in Schedule 3.20(a), to which the Company or any Subsidiary of the Company and any employee is a party. True and complete copies of such agreements have been furnished to the Buyer.

     (b) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to its employees. To the knowledge of the Seller, no executive, key employee of the Company or its Subsidiaries or significant group of employees of the Company or its Subsidiaries plans to terminate employment with the Company or a Subsidiary of the Company. The Company and its Subsidiaries are in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours pertaining to the employees of the Company and its Subsidiaries, and neither the Company nor its Subsidiaries are engaged in any unfair labor practice within the meaning of
Section 8 of the National Labor Relations Act. There is no unfair labor practice, charge or complaint or any other matter against or involving the Company or its Subsidiaries pending or, to the knowledge of the Seller, threatened before the National Labor Relations Board or any court or other governmental agency. There is no labor strike, dispute, slowdown or stoppage pending or, to the knowledge of the Seller, threatened against the Company or any Subsidiary of the Company. To the best of the Seller's knowledge, no certification question or organizational drive exists or has existed within the past two (2) years with respect to the unionizing of the employees of the Company or any of its Subsidiaries. Except as set forth in Schedule 3.23(b), there are no charges, investigations, administrative proceedings or formal complaints of employment discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual preference, handicap or veteran status) pending or, to the knowledge of the Seller, threatened before the Equal Employment Opportunity Commission or any federal, state or local agency or court against the Company or any Subsidiary of the Company pertaining to any employee of the Company or any of its Subsidiaries. The Seller is not aware of any basis for any such charge, investigation, administrative proceeding or complaint.

     SECTION 3.24. Environmental Matters. Except as set forth on Schedule 3.24, without limiting the generality of Section 3.17: (i) the Company and its Subsidiaries have conducted their respective businesses, and each of the Company and its Subsidiaries is, in material compliance with all, and neither the Company nor its Subsidiaries have any material liability under, any, applicable Environmental Laws; (ii) neither the Company nor any Subsidiary of the Company has received written notice alleging in any manner that the Company or any Subsidiary of the Company is responsible for any material Release of Hazardous Materials or any material costs or liabilities arising under or material violation of Environmental Laws; (iii) no material Release has occurred at any Seller Owned Real Property, Company Owned Real Property or any Leased Real Property related to or affecting the businesses of the Company or its Subsidiaries; (iv) the Seller has made available to the Buyer, copies of all material current environmental audits or other studies or reports in its possession relating to any environmental conditions with respect to any Company Owned Real Property, Leased Real Property or the businesses of the Company or its Subsidiaries; and (v) the Company and its Subsidiaries have obtained all necessary Licenses and Permits and approvals and have maintained and filed all material records required by, all applicable Environmental Laws and the Company and its Subsidiaries have conducted their respective businesses (including, but not limited to, air emissions, waste water discharges, and waste generation, storage and disposal) in compliance in all material respects with, all such Licenses and Permits and approvals and all applicable Environmental Laws. For the purposes of Section 8.2, (i) the word "material" as used throughout this
Section 3.24, and (ii) Schedule 3.24, shall be disregarded.

     SECTION 3.25. Customers and Suppliers. Except as set forth in Schedule 3.25, there are no outstanding material disputes with any Material Customer or Material Supplier, and no Material Customer or Material Supplier has provided notice that it intends to cancel or materially modify its relationship with the Company or any of its Subsidiaries.

     SECTION 3.26. Prior Acquisitions. Except as set forth on Schedule 3.26, neither Seller, the Company nor any Subsidiary of the Company is obligated to make any payment or perform any service under any acquisition agreement pursuant to which the Company or any of its Subsidiaries acquired any other Person or business (whether by stock purchase, merger or asset purchase), and neither Seller, the Company nor any Subsidiary of the Company has any liability or obligation to any third party relating pursuant to any such acquisitions.

     SECTION 3.27. Accounts Receivable; Inventory. The accounts receivable of the Company and its Subsidiaries arose from the provision of services or the sale of goods in the ordinary course of business and are not subject to any counterclaim or set-off. All inventory of the Company and its Subsidiaries is of a quality and quantity usable in the ordinary course of business, except for obsolete items, damaged items and materials at below standard quality, all of which have been written off or written down to net realizable value on the Interim Balance Sheet.

     SECTION 3.28. Bank Accounts, Letters of Credit and Powers of Attorney.
Schedule 3.28 sets forth a complete and accurate list of (i) all bank accounts, lock boxes and safe deposit boxes relating to the business and operations of the Company and its Subsidiaries (including the name of the bank or other institution where such account or box is located and the name of each authorized signatory thereto), (ii) all outstanding letters of credit issued by financial institutions for the account of the Company and its Subsidiaries (setting forth, in each case, the financial institution issuing such letter of credit, the maximum amount available under such letter of credit, the terms (including the expiration date) of such letter of credit and the party or parties in whose favor such letter of credit was issued), and (iii) the name and address of each person who has a power of attorney to act on behalf of the Company or any of its Subsidiaries. The Seller has delivered or otherwise made available to the Buyer true and complete copies of all such letters of credit and powers of attorney.

     SECTION 3.29. Certain Payments. None of the Seller, the Company and the Subsidiaries of the Company have, nor to Seller's knowledge, has any other person or entity, directly or indirectly, on behalf of or with respect to the Company or its Subsidiaries or their respective businesses (i) made or received any payment which was not legal to make or receive, including without limitation, payments prohibited under applicable federal and state "fraud and abuse" or anti-kickback statutes, (ii) made an illegal political contribution or
(iii) engaged in any conduct constituting a violation of the Foreign Corrupt Practices Act of 1977.

     SECTION 3.30. Books and Records. The Company and its Subsidiaries have made and kept the books and records of account related to their respective businesses in reasonable detail, and such books and records of account accurately and fairly reflect the activities and transactions of the Company's and its Subsidiaries' respective businesses.

     SECTION 3.31. No Brokers. Other than William Blair & Company, no broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker's, finder's or similar fee or other commission from the Seller or the Company in connection with this Agreement or the transactions contemplated hereby. Neither the Seller nor the Company has taken any action that would give rise to a claim by any broker, finder or similar intermediary against the Buyer for any broker's, finder's or similar fee or other commission in connection with this Agreement or the transactions contemplated hereby.

     SECTION 3.32. SEC Reports. All disclosures made by the Seller with respect to the businesses of the Company and its Subsidiaries in any forms, reports, schedules, statements and other documents required to be filed by the Seller with the United States Securities and Exchange Commission at the time filed, did not contain any untrue statement of a material fact.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF THE BUYER.
           -------------------------------------------

     The Buyer hereby represents and warrants to the Seller as follows:

SECTION 4.1. Corporate Organization. The Buyer is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, company or other equivalent power (as the case may be) to own its properties and assets and to conduct its business as now conducted, and has all requisite power and authority to own its properties and assets and to conduct its businesses as now conducted.

     SECTION 4.2. Authorization. The Buyer has all requisite corporate power and authority to enter into the Transaction Documents and to carry out its obligations hereunder and thereunder. The execution and delivery of the Transaction Documents and the performance of the Buyer's obligations hereunder and thereunder have been duly authorized by all necessary corporate action by the governing body of the Buyer, and no other proceedings on the part of the Buyer are necessary to authorize such execution, delivery and performance. The Transaction Documents have been duly executed by the Buyer, and, assuming such Transaction Documents have been duly authorized, executed and delivered by the other persons party thereto, constitute the Buyer's valid and binding obligations, enforceable against the Buyer in accordance with their terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, relating to or limiting creditors' rights generally, and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

     SECTION 4.3. No Conflict or Violation. The execution, delivery and performance by the Buyer of the Transaction Documents do not (i) violate any provision of the Certificate of Incorporation, By-laws or any other organizational document of the Buyer, (ii) violate any provision of law, or any order, judgment or decree of any court or other governmental or regulatory authority, or (iii) violate nor result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Buyer is a party or by which it is bound or to which any of its properties or assets is subject, except in the cases of clause (ii) for violations, breaches or defaults that would not, individually or in the aggregate, have a material adverse affect on the ability of the Buyer to consummate the transaction contemplated hereby.

     SECTION 4.4. Consents and Approvals. The execution, delivery and performance of the Transaction Documents on behalf of the Buyer do not require the consent or approval of, or filing with, any Governmental Entity or Person, except for such consents, approvals and filings, of which the failure to obtain or make would not, individually or in the aggregate, have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated hereby.

     SECTION 4.5. Sufficient Funds. As of the Closing, the Buyer will have sufficient funds available to consummate the transactions contemplated hereby on the terms set forth in this Agreement.

     SECTION 4.6. No Brokers. The Buyer has not taken any action that would give rise to a claim by any broker, finder or similar intermediary against the Seller for any broker's, finder's or similar fee or other commission in connection with this Agreement or the transactions contemplated hereby.

SECTION 5. COVENANTS OF THE SELLER.
           -----------------------

     The Seller covenants as follows:

SECTION 5.1. Conduct of Business Before the Closing Date.
             -------------------------------------------

     (a) Without the prior written consent of the Buyer (which shall not be unreasonably withheld), between the date hereof and the Closing Date, the Seller shall not permit the Company nor its Subsidiaries to, except as set forth in
Schedule 5.1 or as otherwise required or expressly permitted pursuant to the terms hereof:

          (i) make any material change in the conduct of its businesses or enter into any material transaction other than in the ordinary course of business consistent with past practices;

          (ii) make any change in any Organizational Document, issue any additional equity securities or grant any option, warrant or right to acquire any equity securities or issue any security convertible into or exchangeable for such securities;

          (iii) make any sale, assignment, transfer or other conveyance of its material assets, properties or rights, other than in the ordinary course of business, consistent with past practice, except transactions pursuant to the existing contracts;

          (iv) extend the term of or arrange for a replacement lease for any Real Property Lease;

          (v) subject any of its assets, properties or rights or any part thereof, to any Lien, other than Permitted Liens;

          (vi) redeem, retire, purchase or otherwise acquire, directly or indirectly, equity interests of the Company or declare, set aside or pay any non-cash dividends or other non-cash distributions in respect of such interests;

          (vii) acquire any material assets or properties, other than in the ordinary course of business consistent with past practice;

          (viii) enter into any new (or amend any existing) employee benefit plan, program or arrangement or any new (or amend any existing) employment, severance or consulting agreement, grant any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or grant any increase in the compensation payable or to become payable to any employee, except as required by law, in accordance with pre-existing contractual provisions or consistent with past practice;

          (ix) make or commit to make any capital expenditure that is in excess of $100,000;

          (x) pay, lend or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of its Affiliates, other than (x) the payment of salary, bonus and fringe benefits to the directors, officers and employees of the Company or of its Subsidiaries pursuant to existing arrangements, (y) cash dividends or other distributions with respect to the Shares or (z) as contemplated by this Agreement or as disclosed in Schedule 3.22;

          (xi) take any other action that would result in a material breach of any of the representations and warranties made by the Seller in this Agreement;

          (xii) make any change in any method of accounting or accounting principle, method, estimate or practice except for any such change required by reason of a concurrent change in GAAP;

          (xiii) settle, release or forgive any material claim or litigation or waive any right thereto; or

          (xiv) commit to do any of the foregoing.

     In the event that the Company or any of its Subsidiaries desires to take any of the actions set forth in clauses (i) through (xiii) of this Section 5.1(a) requiring the consent of the Buyer, the Seller shall provide prior written notice to the Buyer, which notice shall specify in reasonable detail the desired action. The Buyer shall respond to any such request from the Seller promptly following receipt of such written notice, and shall be deemed to have consented to the action requested by the Seller in the event that the Buyer has not responded to the Seller within five (5) Business Days after such written notice is received by the Buyer.

     (b) From and after the date hereof and through the Closing Date, the Seller shall use its commercially reasonable efforts to cause each of the Company and the Company's Subsidiaries to:

          (i) continue to maintain, in all material respects, its assets, properties, rights and operations in accordance with present practice in a condition suitable for their current use;

          (ii) keep available the services of its employees consistent with past practice; and

          (iii) continue to conduct its business in the ordinary course consistent with past practice.

     SECTION 5.2. Company Intellectual Property and Other Assets Necessary to the Business of the Company or a Subsidiary but Owned, Licensed or Leased by the Seller.

     (a) Certain Seller Software Licenses and Assets to Be Assigned. At Closing, the Seller shall assign to the Company or any Subsidiary designated by the Company (i) the Seller's rights in the software license set forth in Schedule 5.2(a) and (ii) the assets set forth in Schedule 5.2(a).

     (b) Assistance in Connection With Certain Seller Software Licenses and Leases. Prior to Closing, the Seller shall use its commercially reasonable efforts to assign to the Company or any Subsidiary designated by the Company, or obtain from the licensor or lessor of the licenses or leases, equivalent rights for the Company or the applicable Subsidiaries of the Company, following the Closing as those rights enjoyed by the Company or the applicable Subsidiary of the Company prior to the Closing, for all licenses and leases set forth in
Schedule 5.2(b). To the extent the Seller is unable to assign to the Company, or obtain from the licensor or lessor equivalent rights for the Company, relating to any such license or lease, as of the Closing Date, the Seller shall make available to the Company the benefits of such lease and licenses following the Closing Date and shall continue to use its commercially reasonable efforts to assign to the Company or obtain equivalent rights from the licensor or lessor for the Company relating to such lease or license. To the extent such assignment has not been obtained prior to the 75th day following the Closing Date, the Seller shall pay to the Company the amount set forth opposite such lease or license on Schedule 5.2(b) and the Seller's obligation to make the benefits thereof available to the Company shall terminate.

     (c) Treatment of Remaining Company Intellectual Property Owned, Licensed or Leased by the Seller. Schedule 5.2(c) sets forth a list of all licenses for Company Intellectual Property for which the Buyer shall be responsible for obtaining a separate license in the name of the Company or a Subsidiary designated by the Company or rights equivalent to those currently enjoyed by the Company or the applicable Subsidiary of the Company under the existing license.

SECTION 5.3. Consents and Approvals.
             ----------------------

     (a) The Seller shall, and shall cause the Company and its Subsidiaries to, in each case at the Seller's sole cost and expense, use commercially reasonable efforts to obtain all necessary Consents of all Governmental Entities, and of all other Persons required to be obtained by the Seller (other than Consents related to Company Intellectual Property) to effect the transactions contemplated by this Agreement prior to Closing; provided, however, that, except for the Consent listed in item 1 on Schedule 10.3 or contemplated pursuant to
Section 5.2, the Seller shall not have any obligation to pay any fee or offer or grant other financial or other accommodation to any third party for the purpose of obtaining any Consent or any costs and expenses of any third party resulting from the process of obtaining such Consent in excess of $25,000 in the aggregate.

     (b) At or prior to the Closing and effective as of the Closing Date, the Seller shall assign to the Company all of its rights under the agreements set forth on Schedule 5.3(b) (the "Assigned Contracts"). Notwithstanding the foregoing, no Assigned Contract shall be assigned contrary to law or the terms of such Assigned Contract and, with respect to Assigned Contracts that cannot be assigned to the Company at the Closing Date, the performance obligations of the Seller thereunder shall, unless not permitted by such Assigned Contract, be deemed to be subleased or subcontracted to the Company until such Assigned Contract has been assigned. The Seller shall (i) use its commercially reasonable efforts to obtain all necessary consents, and (ii) cooperate with the Buyer in any arrangement designed to provide to the Company the benefits (including the exercise of rights) under any such Assigned Contracts, including enforcement for the benefit of the Company (and at the Company's expense) of any and all rights of the Seller against a third party thereto arising out of the breach or cancellation by such third party or otherwise.

     (c) The Seller shall, at the Seller's sole cost and expense, make or cause to be made all filings and submissions under laws applicable to it as may be required for the consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing, in the event the parties receive a request for additional information or documentary material from a Governmental Entity, and to the extent the parties hereto jointly engage counsel to facilitate a response to such request, the parties shall share equally the fees and expenses of such counsel incurred in such joint representation.

     (d) The Seller shall, with respect to any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the Seller to consummate the transactions contemplated hereby, use, and cause its Affiliates over which it exercises control to use, their commercially reasonable best efforts to prevent the entry, enactment or promulgation thereof, as the case may be, including the entering into a divestiture, hold-separate, business limitation or similar agreement or undertaking relating to the business of the Company; provided, however, that the Seller may not enter into a divestiture, hold-separate, business limitation or similar agreement or undertaking with respect to the Company and its Subsidiaries without the Buyer's written consent.

     (e) The Seller shall promptly inform the Buyer of any material communication from any Governmental Entity regarding any of the transactions contemplated hereby. If the Seller receives a request for additional information or documentary material from any Governmental Entity with respect to the transactions contemplated hereby, then the Seller shall endeavor in good faith, as soon as reasonably practicable and after consultation with the Buyer, to comply, or to cause the compliance, with such request. The Seller shall advise the Buyer promptly in respect of any understandings, undertakings or agreements (oral or written) that the Seller proposes to make or enter into with any Governmental Entity in connection with the transactions contemplated hereby.

     SECTION 5.4. Access to Properties and Records. The Seller shall, subject to the provisions of Section 6.6, cause the Company and its Subsidiaries to afford to the Buyer, and to the accountants, counsel and representatives of the Buyer, reasonable access during normal business hours throughout the period prior to the Closing Date (or the earlier termination of this Agreement pursuant to Section 11) to all properties, assets, books, Contracts, and files and records of the Company and its Subsidiaries and, during such period, shall furnish promptly to the Buyer all other information concerning the Company and its Subsidiaries, properties and personnel as the Buyer may reasonably request; provided, however, that (i) the Buyer and its representatives shall take such action as is deemed necessary in the reasonable judgment of the Seller to schedule such access and visits in such a way as to avoid disrupting the normal business of the Seller, and (ii) the Seller shall not be required to take any action that would constitute a waiver of the attorney-client or other privilege. From and after the Closing Date, the Seller shall cooperate with and assist the Buyer, at the Buyer's request and expense, in connection with any review, analysis or audit of the financial statements of the Company and its Subsidiaries and shall use commercially reasonable efforts at the Buyer's request and expense to cause the

Seller's independent accountants to assist the Buyer and the Buyer's independent accountants in conducting such review, analysis or audit.

     SECTION 5.5. Negotiations. From and after the date hereof and until the earlier to occur of the Closing Date or the termination of this Agreement pursuant to Section 11 hereof, the Seller shall not, and shall use reasonable efforts to cause the officers and directors of the Company and its Subsidiaries and any Persons acting on behalf of the Seller or the Company or its Subsidiaries not to, directly or indirectly solicit, engage in discussions or negotiations with, or provide any information to, any Person or group (other than the Buyer or its representatives) concerning any merger, sale of substantial assets, purchase or sale of shares or similar transaction involving the Company or its Subsidiaries.

     SECTION 5.6. Commercially Reasonable Efforts. Upon the terms and subject to the conditions of this Agreement, the Seller will at any time before or after the Closing, use, and shall cause each of the Company and its Subsidiaries to use, their commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, or advisable consistent with applicable law to consummate and make effective in an expeditious manner the transactions contemplated hereby, including without limitation, (i) the execution, acknowledgement and delivery of any documents and instruments reasonably requested by the Buyer.

     SECTION 5.7. Notice of Breach; Updating Schedules. Through the Closing Date, the Seller shall promptly give written notice with particularity to the Buyer upon having knowledge of any matter that constitutes a breach of any representation, warranty, agreement or covenant contained in this Agreement. If any event, condition, fact or circumstance that is required to be disclosed pursuant to this Agreement requires any change in the schedules hereto, or if any such event, condition, fact or circumstance would require such a change assuming the Seller's schedules hereto were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Seller shall promptly deliver to the Buyer an update to the Seller's schedules hereto specifying such change. No such written notice or update shall be deemed to supplement or amend this Agreement, the other Transaction Documents or any exhibits or schedules hereto for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Seller in this Agreement or (ii) determining whether any conditions precedent to the Buyer's performance of its obligations hereunder have been satisfied.

     SECTION 5.8. Certain Pre-Closing Transactions. On or prior to the Closing Date, the Seller shall settle (by payment or otherwise) (i) all amounts owed by the Company or any of its Subsidiaries, on the one hand, to the Seller or any of its Affiliates (other than the Company and its Subsidiaries) on the other hand, and (ii) all amounts owed to the Company or any of its Subsidiaries, on the one hand, by the Seller or any of its Affiliates (other than the Company and its Subsidiaries) on the other hand. On or prior to the Closing Date, the Seller shall cause the Company and its Subsidiaries to assign to Seller, and Seller shall assume all (i) income tax related assets and liabilities of the Company and its Subsidiaries, (ii) deferred compensation assets and liabilities of the Company and its Subsidiaries, (iii) 401(k) plan liabilities of the Company and its Subsidiaries, (iv) indebtedness of the Company and its Subsidiaries (excluding any trade payables, but including without limitation funded debt, notes payable, capital lease obligations and payment obligations under the Non-Competition Agreements) and (v) any liability to pay outstanding checks that were issued by the Company on or prior to the Closing Date that have not cleared as of the Closing Date. At the Closing, the Seller shall (i) assign to the Buyer all of the branch depository accounts listed on Schedule 3.28 and any corporate depository account of the Company or its Subsidiaries, (ii) terminate any instructions relating to "cash sweeping" out of any corporate depository account of the Company or its Subsidiaries to any other account and (iii) execute any required documents as may be reasonably necessary to consummate the foregoing.

     SECTION 5.9. Covenant Not to Compete. For a period of three (3) years following the Closing Date, Seller shall not, and shall not permit any of its Affiliates over which it exercises control to, directly or indirectly, engage in any business that competes with the businesses of the Company and its Subsidiaries as conducted on the Closing Date. The foregoing notwithstanding, this covenant not to compete shall not require the Seller or any of its Affiliates to discontinue any of their respective business operations, including without limitation the sale of film and chemistry to the physician market, following the sale of the Company as contemplated hereby, to the extent such business operations are being conducted by the Seller or such any such Affiliate as of the date hereof and are not included in the businesses being sold pursuant hereto.

     SECTION 5.10. Non-Solicitation of Employees. For a period of two (2) years following the Closing Date, Seller, without first obtaining the consent of the Buyer, shall not, and shall not permit any of its Affiliates over which it exercises control to, directly or indirectly encourage, induce, or solicit any employee of the Company or of any of its Subsidiaries to terminate his or her relationship with the Company or such Subsidiary, other than general solicitations of employment not specifically directed towards employees of the Company or its Subsidiaries (such as general media advertisements).

     SECTION 5.11. Confidentiality. Until the Closing, the Seller shall hold, and shall cause the Company, its Subsidiaries and each of its and their respective employees, agents, Affiliates, consultants, representatives and advisors to hold, any information which it or they receive in connection with the activities and transactions contemplated by this Agreement in strict confidence in accordance with and subject to the terms of the previously executed Confidentiality Agreement, between the Seller and the Buyer (the "Confidentiality Agreement").

     SECTION 5.12. Employee Matters. The Seller shall retain any and all obligations and liability with respect to any stock purchase, stock option, phantom stock or other equity or equity-based awards pursuant to which employees of the Company or any of its Subsidiaries have been granted the right to purchase equity securities of the Seller.

     SECTION 5.13. Noncompetition and Employment Agreements. The Seller shall retain any and all payment obligations and liability under the Noncompetition Agreements. To the extent any Noncompetition Agreement runs to the benefit of the Seller or an Affiliate of the Seller other than the Company or one of its Subsidiaries, the Seller shall either assign the rights under such Noncompetition Agreement to the Company at or prior to the Closing and effective as of the Closing Date, or cooperate with the Company in enforcing any such rights in the name of the Seller or such Affiliate, but at the Company's sole cost and expense. At or prior to the

Closing and effective as of the Closing Date, the Seller shall assign its rights under the employment agreements listed on Schedule 5.13(a) (the "Employment Agreements") to the Company; provided that, notwithstanding the foregoing, the Seller shall be responsible for, and indemnify and hold the Buyer harmless from any and all obligations pursuant to the employment agreements listed on Schedule 5.13(b) other than the obligation to pay compensation and benefits provided pursuant to paragraph 5 of each such agreement.

     SECTION 5.14. Lien Searches. Between the date hereof and the Closing Date, the Seller shall conduct a search for, and deliver to the Buyer copies of, any UCC-1 filings, federal Tax liens and state Tax liens on file in the office of the Secretary of State of each State in which the Seller conducts business.

     SECTION 5.15. Books and Records. To the extent it has such materials in its possession, the Seller shall deliver to the Buyer the minute books, stock transfer records and all other corporate, business, accounting and operating records and documents relating to the Company or any of its Subsidiaries (in whatever form or medium), including all personnel records, customer lists, prospects lists, supplier lists and archived data.

     SECTION 5.16. Covenants to Resolve Certain Disputes. The Seller shall use commercially reasonable efforts to settle the matters listed in paragraphs 1 and 2 of Schedule 5.1 prior to the Closing. If the Seller is not able to settle either or both matters on or prior to the Closing, the Seller shall be responsible for and shall pay and indemnify the Buyer from and against such matter(s) subject to the following limitations: (i) the Buyer shall be responsible for amounts paid to resolve such matters up to the amount equal to $175,000 minus the amount, if any, by which the accrual for "legal and professional fees" as of the Closing Date was reduced pursuant to clause (ii) of the penultimate sentence in the definition of Net Assets, and (iii) the Buyer shall cooperate with the Seller in resolving such matters and will not settle any such matter for an amount in excess of the amounts set forth for such matter in Paragraph 1 or Paragraph 2 of Schedule 5.1, as the case may be, without the Seller's prior written consent, which consent shall not be unreasonably withheld.

SECTION 5.17. Decommissioning of Certain Premises
              -----------------------------------

     (a) On or prior to the Closing, Seller shall assume and shall cause the Company to assign to the Seller, all obligations of the Company in connection with the Vacated Premises, and shall indemnify and hold the Buyer harmless from any and all liabilities and obligations, including without limitation, liability for any lease payments, directly relating to the Vacated Premises.

     (b) Following the Closing Date, the Seller shall continue or commence, the administration of the Decommissioning of the Decommissioned Premises in accordance with its current decommissioning plan. During the Decommissioning of the Decommissioned Premises, the Seller shall reasonably cooperate with the Buyer and shall furnish reasonably promptly to the Buyer all other information concerning the Decommissioning as it relates to the Company and its Subsidiaries, properties and personnel as the Buyer may reasonably request.

     SECTION 5.18. Seller Domain Names. For a period of twenty-four (24) months following the Closing Date, the Seller shall redirect Internet website visitor traffic received at any website address maintained by the Seller or any of its Subsidiaries currently related to the Company or any of its Subsidiaries to another Internet website address designated by the Buyer.

     SECTION 5.19. Responsibility for Certain Insured Claims. Except as otherwise provided in Section 5.20, the Seller shall be responsible for and pay, and shall indemnify the Buyer, the Company and the Subsidiaries of the Company from, any liability or obligation arising from an occurrence prior to the Closing if such occurrence is covered by Seller's Insurance; provided, however, that with respect to any Seller's Insurance that provides coverage on a "claims made" basis, such occurrence shall be deemed "covered by Seller's Insurance" for the purposes of this Section 5.19 to the extent such occurrence would have been covered if such "claims made" policy provided coverage on an "occurrence" basis. To the extent the Seller pays any amounts pursuant to this Section 5.19 with respect to claims covered by the Seller's health plans, the Buyer shall reimburse the Seller upon request for such amounts up to an aggregate amount equal to the "incurred but not reported" accrual included in the Net Assets as finally determined pursuant to Section 2.4.

     SECTION 5.20. Assistance With Certain Employee Benefit Post-Closing. The Seller shall cooperate with the Buyer to establish for the Company, effective prior to or as of the Closing Date, health plans that substantially mirror the comparable Seller Plans and shall assist the Company in administering, or arranging for the administration of such plans following the Closing until such time as the Company establishes new Benefit Plans. If the Seller is unable to establish such plans, the Seller will cooperate with the Company to make continuation coverage available to the Company's employees after the Closing under COBRA until such time as the Company establishes new Benefit Plans.

     SECTION 5.21. Amendment of Fleet Lease. The parties acknowledge that certain vehicles used by the Company and its subsidiaries (the "Company Vehicles") are leased pursuant to a master lease (the "Master Fleet Lease") with PHH Vehicle Management Services Corporation (the "Fleet Lessor") to which the Company is not a party. The Seller shall, and shall cause the Company to, use commercially reasonable efforts (which shall not require the Seller or the Company to make additional payments) to amend the Master Fleet Lease, or to cause the Fleet Lessor to enter into a new lease with the Company in either case, pursuant to which the Company will lease the Company Vehicles from the Fleet Lessor on the same terms and conditions as provided in the Master Fleet Lease.

SECTION 6. COVENANTS OF THE BUYER.
           ----------------------

     SECTION 6.1. Actions Before Effective Date. Between the date hereof and the Closing Date, the Buyer shall not take any action which causes it to be in breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

SECTION 6.2. Consents and Approvals.
             ----------------------

     (a) The Buyer shall, at the Buyer's sole cost and expense, use its reasonable efforts to obtain all necessary Consents of all Governmental Entities, and of all other Persons required to be obtained by the Buyer to effect the transactions contemplated by this Agreement prior to Closing; provided, however, that, any provision hereof to the contrary notwithstanding, the Buyer shall not have any obligation to pay any fee or offer or grant other financial or other accommodation to any third party for the purpose of obtaining any Consent or any costs and expenses of any third party resulting from the process of obtaining such Consent in excess of $25,000 in the aggregate.

     (b) The Buyer shall, at the Buyer's sole cost and expense, make or cause to be made all filings and submissions under laws applicable to it as may be required for the consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing, in the event the parties receive a request for additional information or documentary materials from a Governmental Entity, and to the extent the parties hereto jointly engage counsel to facilitate a response to such request, the parties shall share equally the fees and expenses of such counsel incurred in such joint representation.

     (c) The Buyer shall, with respect to any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the Buyer to consummate the transactions contemplated hereby, use, and cause its Affiliates to use, their commercially reasonable best efforts to prevent the entry, enactment or promulgation thereof, as the case may be, including the entering into a divestiture, hold-separate, business limitation or similar agreement or undertaking, but only if such divestiture, hold-separate, business limitation or similar agreement or undertaking would not, in the judgment of the board of directors of the Buyer, materially and adversely impact the Buyer's business, the economic or business benefits to the Buyer of the transactions contemplated by this Agreement or the ability of the Buyer to conduct the Company's business after the Closing Date substantially in the manner as such business has been conducted prior to the date of this Agreement.

     (d) The Buyer shall promptly inform the Seller of any material communication from any Governmental Entity regarding any of the transactions contemplated hereby. If the Buyer receives a request for additional information or documentary materials from any Governmental Entity with respect to the transactions contemplated hereby, then the Buyer shall endeavor in good faith, as soon as reasonably practicable and after consultation with the other party, to comply, or cause the compliance, with such request. The Buyer shall advise the Seller promptly in respect of any understandings, undertakings or agreements (oral or written) that the Buyer proposes to make or enter into with any Governmental Entity in connection with the transactions contemplated hereby.

     SECTION 6.3. Commercially Reasonable Efforts. Upon the terms and subject to the conditions of this Agreement, the Buyer shall use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with applicable law to consummate and make effective in the most expeditious manner practicable the transactions contemplated hereby.

     SECTION 6.4. Notice of Breach. Through the Closing Date, the Buyer shall promptly give written notice with particularity to the Seller upon having knowledge of any matter that may constitute a breach of any of its representation, warranty, agreement or covenant contained in this Agreement.

SECTION 6.5. Employees and Employee Benefits.
             -------------------------------

     (a) Effective as of the Closing Date, the employees of the Company and its Subsidiaries shall continue their employment without interruption at the same base annual salary or hourly wage rate, as applicable, and a comparable position as pertained to such employees immediately prior to the Closing Date. Except as may be specifically required by applicable law or the terms of any employment agreement relating to the employees of the Company and its Subsidiaries, neither the Company nor any of its Subsidiaries shall have any obligation to continue any employment relationship with any employees for any specific period of time after the Closing Date.

     (b) As of the Closing Date, the Company and each of its Subsidiaries shall withdraw from and shall cease to participate in all Benefit Plans sponsored by the Seller set forth in Schedule 6.5(b) hereto (the "Seller Plans"). As of the Closing Date, the Buyer shall have established, and shall cause each employee of the Company and its Subsidiaries whose participation in the Seller Plans is discontinued on the Closing Date to become a participant in, employment benefit plans and arrangements sponsored by the Buyer or its Affiliates that provide comparable benefits, in the aggregate, to the Seller Plans in which participation has ceased (the "Buyer Plans"); provided, however, that to the extent that the benefits of any such plans and arrangements are provided for under the Transitional Services Agreement, any plan established for the Company as contemplated by Section 5.20 or COBRA, the Buyer shall not be required to establish such plans until such benefits are no longer so provided; provided further, that nothing in this Agreement shall require the Buyer to provide any deferred compensation benefits that are not qualified pursuant to Section 401(a) of the Code or any equity-based benefits to any such employee. Participation in the Buyer Plans shall provide that (i) such participants shall receive full credit for all service with the Company and its Affiliates prior to the Closing Date, including, but not limited to, recognition of service for eligibility, vesting and, to the extent not duplicative of benefits received under any such arrangement, the amount of benefits, (ii) the Buyer shall waive, or cause its insurance carriers to waive, all limitations as to pre-existing and at-work conditions, if any, with respect to participation and coverage requirements applicable to the participants under the Buyer's welfare plans (except for limitations or waiting periods that are already in effect and that have not been satisfied with respect to such participants), and (iii) the Buyer shall provide credit to the participants for any co-payments and deductibles paid by such participants under the Seller Plans. At or prior to the Closing and effective as of the Closing Date, Subject to Section 5.13, the Buyer shall assume from the Seller all of the Seller's obligations under the Employment Agreements and the Buyer shall indemnify the Seller for any liabilities arising under the Employment Agreements at or after Closing.

     SECTION 6.6. Confidentiality. Until the Closing, the Buyer shall hold, and shall cause its employees, agents, Affiliates, consultants, representatives and advisors to hold, any information which it or they receive in connection with the activities and transactions contemplated by this Agreement in strict confidence in accordance with and subject to the terms of the Confidentiality Agreement.

     SECTION 6.7. Decommissioning of Certain Premises; Cooperation with Respect to Environmental Matters. The Buyer shall reimburse the Seller for its expenses incurred, up to a maximum of $15,000 for each facility, in connection with the Decommissioning process and Seller shall be responsible for any amounts in excess of $15,000. Buyer shall continue to pay all outstanding lease obligations for the Decommissioned Premises through the current expiration date of such leases, but shall not be responsible for any lease payments following such expiration. During the Decommissioning of the Decommissioned Premises, the Buyer shall reasonably cooperate with the Seller and shall furnish reasonably promptly to the Seller all other information concerning the Decommissioning as it relates to the Company and its Subsidiaries, properties and personnel as the Seller may reasonably request.

     SECTION 6.8. Finance Cooperation. From and after the Closing Date, the Buyer shall cooperate with and assist Seller, at the Seller's request and expense, in connection with any review, analysis or audit of the historical financial statements of the Company and its Subsidiaries for any date or period prior to the Closing Date and shall use commercially reasonable efforts at the Seller's request and expense to cause the Buyer's independent accountants to assist the Seller and the Seller's independent accountants in conducting such review, analysis or audit.

SECTION 7. TAXES.
           -----

SECTION 7.1. Indemnification for Income Taxes.
             --------------------------------

     (a) The Seller shall indemnify and hold harmless the Company and its Subsidiaries for (i) any Taxes imposed upon or assessed against the Company or any of its Subsidiaries relating to the Pre-Closing Tax Period, (ii) any liability of the Company or any of its Subsidiaries for Income Taxes by reason of the Company or any of its Subsidiaries being a member, on or prior to the Closing Date, of a consolidated group of affiliated corporations (within the meaning of Section 1504(a) of the Code) of which Seller is the common parent, and (iii) any breach of the representations and warranties of the Seller made in
Section 3.11 of this Agreement.

     (b) Any claim for indemnity under this Section 7.1 may be made at any time prior the expiration of the applicable Tax statute of limitation with respect to the relevant taxable period (including all periods of extension) and payment shall be made within thirty (30) calendar days of written notification of any such claim. Any dispute with respect to any claim under Section 7.1 or 7.2 shall be resolved by an Independent Accounting Firm, and the party that does not substantially prevail with respect to such dispute shall bear all the costs and expense of resolving such dispute.

     (c) To the extent any determination of Income Tax liability of the Company or any of its Subsidiaries, whether as the result of an audit or examination, a claim for refund, the filing of an amended return or otherwise, results in any refund of Income Taxes relating to Pre-Closing Tax Periods for which the Seller is liable pursuant to this Section 7.1, the Buyer shall notify the Seller of such refund and any such refund, together with any interest paid on such amount, shall belong to the Seller, but only to the extent such refund is not included as an asset in the determination of the Actual Net Assets as of the Closing Date. The Buyer shall promptly pay to the Seller, upon receipt, any such refund and the interest actually received thereon.

     (d) Notwithstanding Section 8.2, the indemnification provided for in this
Section 7 is the sole remedy for any breach of any covenant or agreement relating to Taxes of the Company or any of its Subsidiaries.

SECTION 7.2. Tax Covenants.
             -------------

     (a) The Seller shall prepare and file when due, or cause to be prepared and filed when due, all Tax Returns of the Company and any of its Subsidiaries or, in the case of consolidated income Tax Returns under federal, state or foreign law, that include the Company or any of its Subsidiaries, for all Tax periods ending on or prior to the Closing Date. The Buyer shall cooperate with and assist, and shall cause the Company, the Company's Subsidiaries and their respective officers, employees and representatives to cooperate with and assist, the Seller with respect to the preparing and filing of Tax Returns for all periods ending on or prior to the Closing Date.

     (b) The Company shall prepare and file when due, or cause to be prepared and filed when due, all Tax Returns required to be filed by the Company and any of its Subsidiaries relating to (i) any Straddle Period and (ii) any taxable period beginning after the Closing Date, and the Company shall remit (or cause to be remitted) any Taxes due in respect of such Tax Returns; provided, however, that the Seller shall remit any Taxes for Pre-Closing Tax Periods that are not included as a liability in the determination of the Actual Net Assets as of the Closing Date.

     (c) Seller will cause any Tax sharing agreement, Tax indemnity agreement or similar arrangement between the Company and the Seller or any of its Affiliates to be terminated, effective as of the Closing Date, to the extent that any such agreement relates to the Company or any of its Subsidiaries, and after the Closing Date neither the Company nor any of its Subsidiaries shall have any obligation under any such agreement or arrangement for any past, present or future period.

     (d) The Seller, the Buyer, the Company, the Subsidiaries of the Company and their Affiliates shall consistently treat any and all payments under Section 7.1, Section 8.2 and Section 8.3 as an adjustment to the Purchase Price for Income Tax purposes.

SECTION 7.3. 338(h)(10) Election.
             -------------------

     (a) The Seller and the Buyer shall jointly make an election as described in
Section 338(h)(10) of the Code, and any corresponding election under state or local law pursuant to which a separate election is permissible, with respect to the Buyer's acquisition of the Shares pursuant to this Agreement (the "Section 338(h)(10) Election"). The Buyer and the Seller agree to report all transfers pursuant to this Agreement consistent with the Section 338(h)(10) Election and shall take no position contrary thereto unless required to do so by applicable tax law pursuant to a determination as defined in Section 1313(a) of the Code.

     (b) The Seller shall be responsible for the preparation and filing of all returns, documents, statements and other forms that are required to be submitted to any Tax Authority in connection with the making of the Section 338(h)(10) Election, including, without limitation, any "statement of section 338 election" and IRS Form 8023 (together with any schedules or attachments thereto) that are required pursuant to the Treasury Regulations promulgated under Section 338 of the Code (collectively, the "Section 338 Forms"). The Seller shall deliver each
Section 338 Form to the Buyer at least 30 days prior to the date such Section 338 Form is required to be filed. The Buyer shall execute and deliver to the Seller such documents or forms (including executed Section 338 Forms) as are requested and are required by any laws in order to properly complete the Section 338 Form at least 20 days prior to the date such Section 338 Form is required to be filed. The Buyer shall provide the Seller with such information as the Seller reasonably requests in order to prepare the Section 338 Forms by the later of 30 days after the Seller's request for such information or 30 days prior to the date on which the Seller is required to deliver such forms to the Buyer.

     (c) The Purchase Price, liabilities of the Company and other relevant items shall be allocated in accordance with Section 338(b)(5) of the Code and the Treasury Regulations promulgated thereunder. Within 90 days following the determination of the Actual Net Assets as of the Closing Date pursuant to
Section 2.4, the Seller shall prepare and provide to the Buyer a schedule that sets forth the fair market value of the assets of the Company (the "Initial Taxation Valuation"). The allocations set forth in the Initial Taxation Valuation shall be reasonably determined by the Seller and shall be binding on the Buyer and the Seller unless the Buyer, within 15 days of delivery to the Buyer of the Initial Taxation Valuation, concludes in good faith that the Initial Taxation Valuation is unreasonable (the "Taxation Review Period").

     (d) If Buyer concludes in good faith that the Initial Taxation Valuation is unreasonable, the Buyer shall deliver to the Seller a written notice of disagreement setting forth those items to which the Buyer takes exception and the Buyer's proposed adjustment (the "Taxation Proposed Adjustments") prior to the expiration of the Taxation Review Period.

     (e) If the Buyer does not take exception with any of the items contained in the Initial Taxation Valuation, the Buyer shall deliver a written statement to the Seller within the Taxation Review Period accepting the Initial Taxation Valuation Notice (an "Taxation Valuation Acceptance Notice"), in which case the Seller's determination of the fair market value of the assets of the Company as shown on the Initial Taxation Valuation shall be final and binding on the parties, effective as of the date on which the Seller receives the Taxation Valuation Acceptance Notice. If the Buyer does not deliver a notice of Taxation Proposed Adjustments or an Taxation Valuation Acceptance Notice within the Taxation Review Period, then the Seller's determination of the fair market value of the assets of the Company as shown on the Initial Taxation Valuation shall be final and binding on the parties, effective as of the first business day after the expiration of the Taxation Review Period.

     (f) If the Buyer delivers a notice of Taxation Proposed Adjustments to the Seller in a timely manner, then the Buyer and the Seller shall attempt in good faith to resolve such dispute within fifteen (15) days from the date of the notice of the Taxation Proposed Adjustments. If the Buyer and the Seller cannot reach agreement within such period (or such longer period as they may mutually agree), then the dispute shall be promptly referred to an independent accounting firm of national reputation mutually acceptable to the Buyer and the Seller, or if the parties are unable to agree on such a firm within ten (10) days (or such longer period as they may mutually agree) to the Independent Accounting Firm for binding resolution. The Independent Accounting Firm may conduct such proceedings as the Independent Accounting Firm, in its sole discretion, determines will assist in resolving the disputed exceptions and shall, within sixty (60) calendar days following its selection, deliver to the Buyer and the Seller a written report setting forth its determination of such disputed exceptions calculated in accordance with this Agreement, and its determinations will be conclusive and binding upon the parties thereto for the purposes of any Taxation Valuation pursuant to this Section 7.3. The Seller, on the one hand, and the Buyer, on the other hand, shall each be responsible for one-half of the costs and expenses of the Independent Accounting Firm, and each of the parties shall bear its own legal, accounting and other fees and expenses of participating in such dispute resolution procedure.

     (g) All allocations contained in the Taxation Valuation, as determined in accordance with this Section 7.3, shall be used by each party in preparing the
Section 338 Forms and all other relevant Tax Returns, subject to adjustment to reflect (i) the Seller's selling expenses as a reduction of sales proceeds and
(ii) the Buyer's acquisition expenses as an addition to the Purchase Price, except as otherwise required by law.

     (h) Notwithstanding anything contained in this Section 7.3, if the parties are unable to agree on the fair market value of the assets of the Company prior to the date that is 30 days prior to the date that any Section 338 Form is required to be filed, then the Seller may file such Section 338 Form based on the Seller's determination of the fair market value of the assets of the Company; provided, however, that in any such event the parties shall continue to determine the fair market value of the assets of the Company as contemplated hereby and, in the event of any material differences between Seller's determination as reflected in the filed 338 Forms and the final determination reached pursuant hereto, then Seller and the Buyer, to the extent permitted by applicable law, shall amend such 338 Forms to be consistent with such determination.

     SECTION 7.4. Cooperation. The Seller and the Buyer shall cooperate in good faith, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives to cooperate in good faith, in connection with (i) the preparation and filing of all Tax Returns relating to the Company or any of its Subsidiaries, (ii) the determination of the Seller, the Buyer or their respective Affiliates, as the case may be, of any liability for any Taxes relating to the Company or any of its Subsidiaries, (iii) any audit, dispute or other examination or assessment by any Taxing Authority with respect to such Taxes, or (iv) any judicial or administrative proceeding relating to liability for such Taxes. From and after the Closing Date, the Buyer shall provide representatives of the Seller with reasonable access to all records and files relating to Taxes of the Company for periods ending on or prior to the Closing Date. The Buyer shall retain such records and files for a period of six (6) years after the Closing Date.

SECTION 7.5. Contest Provisions.
             ------------------

     (a) Each of the Buyer, on the one hand, and the Seller, on the other hand (the "Recipient"), shall notify each of the other parties in writing within fifteen (15) calendar days of receipt by the Recipient of written notice of any pending or threatened audits, notice of deficiency, proposed adjustment, assessment, examination or other administrative or court proceeding, suit, dispute or other claim (a "Tax Claim") which could affect the liability for Taxes of such other party. If the Recipient fails to give such prompt notice to the other party it shall not be entitled to indemnification for any Taxes arising in connection with such Tax Claim if and to the extent that such failure to give notice materially and adversely affects the other party's right to participate in the Tax Claim.

     (b) The Seller shall have the sole right to represent the Company's interests in any Tax Claim relating to taxable periods ending on or before the Closing Date, so long as the Seller acknowledges its indemnification obligation to the Buyer and its Subsidiaries, and to employ counsel of its choice at its expense. In the case of a Straddle Period, the Seller shall be entitled to participate at its expense in any Tax Claim relating in any part to Taxes attributable to the portion of such Straddle Period deemed to end on or before the Closing Date. None of the Buyer, the Company, nor any of their Affiliates may settle or otherwise dispose of any Tax Claim for which any Seller may have a liability under this Agreement, or which may result in an increase in Seller's liability under this Agreement, without the prior written consent of the Seller, which consent may be withheld in the discretion of the Seller, unless the Buyer fully indemnifies the Seller in writing with respect to such liability in a manner satisfactory to the Seller. None of the Seller or any of its Affiliates may settle or otherwise dispose of any Tax Claim for which the Buyer may have a liability under this Agreement, or which may result in an increase in Buyer's liability under this Agreement, without the prior written consent of the Buyer, which consent may be withheld in the discretion of the Buyer, unless the Seller fully indemnify the Buyer in writing with respect to such liability in a manner satisfactory to the Buyer.

     SECTION 7.6. Transfer Taxes. All excise, sales, use, value added, transfer (including real property transfer or gains), stamp, documentary, filing, recordation and other similar taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, resulting directly from the transactions contemplated by this Agreement (the "Transfer Taxes"), shall be shared equally by the parties. Notwithstanding Section 7.2, which shall not apply to Tax Returns relating to Transfer Taxes, any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed when due by the party primarily or customarily responsible under the applicable local law for filing such Tax Returns, and such party will use its reasonable efforts to provide such Tax Returns to the other party at least 10 calendar days prior to the due date for such Tax Returns.

SECTION 8. INDEMNIFICATION.
           ---------------

     SECTION 8.1. Survival. Each of the representations and warranties set forth in this Agreement or in any certificate delivered in connection with the Closing shall survive the Closing for a period terminating on the date eighteen (18) months after the Closing Date; provided, however, that (i) the representations and warranties set forth in Section 3.11 (Tax Matters) shall survive through the applicable statute of limitations and all extensions thereof, (ii) the representations and warranties set forth in Section 3.24 (Environmental Matters) shall survive for a period of sixty (60) months after the Closing, and (iii) the representations and warranties set forth in Sections 3.3 (Authority), 3.6 (Capitalization of Company), 3.7 (Subsidiaries) and 4.2 (Authorization) shall survive without limitation as to time. No claim or action arising out of or related to a breach of a representation or warranty under this Agreement shall be asserted by any Indemnitee after the expiration of the applicable time period, if any, unless notice of such claim or action is given to the Indemnitor in accordance with Section 8.4 prior to the expiration of such applicable time period.

SECTION 8.2. Indemnification by the Seller.
             -----------------------------

     (a) Notwithstanding the Closing, the Seller shall indemnify and agree to save and hold the Buyer, its Affiliates, directors, officers, employees and agents (and, after the Closing, the Company and its Subsidiaries and their respective Affiliates, directors, officers, employees and agents) (collectively, the "Buyer Indemnitees"), harmless against, and shall reimburse the Buyer Indemnitees for, any Losses incurred by any Buyer Indemnitee after the Closing, to the extent such losses arise out of or result from any one or more of the following:

          (i) any breach of any representation or warranty of the Seller contained in this Agreement or in any certificate delivered to the Buyer in connection with the Closing;

          (ii) any breach of or default in the performance of any covenant or agreement of the Seller contained in this Agreement (other than those contained in Section 7) or in any certificate delivered to the Buyer in connection with the Closing;

          (iii) any stock purchase, stock option, phantom stock or other equity or equity-based awards pursuant to which employees of the Company or any of its Subsidiaries have been granted the right to purchase equity securities of the Seller; or

          (iv) any of the liabilities listed in Schedule 8.2.

     (b) Notwithstanding anything in this Section 8.2 to the contrary:

          (i) the Seller shall not have any liability under Section 8.2(a)(i) unless the aggregate of all Losses relating thereto for which the Seller would, but for this Section 8.2(b)(i), be liable exceeds on a cumulative basis an amount equal to One Million Two Hundred Fifty Thousand Dollars ($1,250,000) and then only to the extent of any such excess (except with respect to Losses resulting from any breaches by the Seller of its representations and warranties set forth in Section 3.24 (Environmental Matters) which are addressed in Section 8.2(b)(iv));

          (ii) the Seller shall not have any liability under Section 8.2(a) for any liability to the extent (and only to such extent) that such liability is included in the determination of the Actual Net Assets as of the Closing Date;

          (iii) the maximum amount for which the Seller shall be liable with respect to matters covered by Section 8.2(a) (whether such liability would be pursuant to such sections or under any other theory of liability) shall not exceed in the aggregate Thirty Million Dollars ($30,000,000) (the "Liability Cap"). Any reduction in the Purchase Price effected pursuant to Sections 2.4 and 2.5 shall reduce the Liability Cap by an amount equal to 33% of such reduction; and

          (iv) the Seller shall not have any liability under Section 8.2(a)(i) with respect to Losses resulting from any breach by the Seller of its representations and warranties set forth in Section 3.24 (Environmental Matters) unless any such claim or related group of claims exceeds an amount equal to Fifteen Thousand Dollars ($15,000) and then only to the extent of any such excess.

     SECTION 8.3. Indemnification by the Buyer. Notwithstanding the Closing, the Buyer shall indemnify and agree to save and hold the Seller harmless against, and shall reimburse the Seller for, any Losses incurred by the Seller after the Closing, to the extent such Losses arise out of or result from, any one or more of the following:

     (a) any breach of any representation or warranty of the Buyer contained in this Agreement or in any certificate delivered to the Seller in connection with the Closing;

     (b) any breach of or default in the performance of any covenant or agreement of the Buyer contained in this Agreement or in any certificate delivered to the Seller in connection with the Closing; or

     (c) any act, omission or occurrence related to the Buyer's ownership of the Company, the operations of the Company and its business or the transactions contemplated by this Agreement and first occurring after the Closing.

SECTION 8.4. Procedures for Indemnification.
             ------------------------------

     (a) If a party entitled to indemnification under this Section 8 (an "Indemnitee") asserts that a party obligated to indemnify it under this Section 8 (an "Indemnitor") has become obligated to such Indemnitee pursuant to Section
8.2 or 8.3, or if any suit, action, investigation, claim or proceeding is begun, made or instituted as a result of which the Indemnitor may become obligated to an Indemnitee hereunder, such Indemnitee shall give prompt written notice thereof to the Indemnitor; provided, however, that the failure of the Indemnitee to give prompt notice to the Indemnitor shall not release the Indemnitor of its indemnification obligations hereunder, except to the extent the Indemnitor shall have been prejudiced by such lack of timely and adequate notice. The Indemnitor shall have the right, but not the obligation, to defend, contest or otherwise protect the Indemnitee against any such suit, action, investigation, claim or proceeding at its sole cost and expense. If the Indemnitor so elects to defend, contest or otherwise protect the Indemnitee, the Indemnitee shall (i) make available to the Indemnitor all relevant books and records in its possession and
(ii) cooperate and assist the Indemnitor to the extent reasonably possible. The Indemnitee shall have the right, but not the obligation, to participate at its own expense in the defense thereof by counsel of the Indemnitee's choice. If the Indemnitor fails to defend, contest or otherwise protect against such suit, action, investigation, claim or proceeding, the Indemnitee shall have the right to do so, including, without limitation, the right to make any compromise or settlement thereof, and the Indemnitee shall be entitled to recover the entire cost thereof from the Indemnitor, including, without limitation, reasonable attorneys' fees, disbursements and amounts paid as the result of such suit, action, investigation, claim or proceeding; provided that the Indemnitee shall not compromise or settle any such suit, action, investigation, claim or proceeding without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld.

     (b) The Seller's liability for Losses in connection with any and all matters arising under Section 3.24 (Environmental Matters) of this Agreement shall be limited by the following provisions: (i) Buyer shall not engage any consultant, contractor or similar professional without the prior consent of the Seller, which consent shall not be unreasonably withheld; and (ii) any response by the Buyer to a Release of Hazardous Materials, including without limitation, investigation and remediation, shall be conducted in a commercially reasonable manner designed to meet, but not exceed, the minimum applicable requirements of Environmental Laws and shall, to the extent commercially feasible, employ risk-based corrective action; provided, however, that the Buyer shall not be required to employ such risk-based corrective action if as a result thereof either: (A) title to the subject real property will contain a restriction on its use (other than for residential purposes) or (B) the use of the subject real property will be restricted (other than for residential purposes). The Buyer shall provide an accounting of all indemnified amounts at least once every six months. Such accounting shall include a description of work conducted during the relevant period in form and substance that enables Seller to verify Buyer's compliance with Section 8.2 hereunder.

     SECTION 8.5. Exclusive Remedy; Character of Payments. Notwithstanding any provision of this Agreement to the contrary, absent fraud on the part of any party, indemnification claims brought in accordance with and subject to this
Section 8 shall be the exclusive remedy of any Indemnitee after the Closing with respect to, arising out of or resulting from the subject matter of this Agreement. Any payments made pursuant to this Section 8 shall be treated by both parties as adjustments to the Purchase Price for all purposes.

     SECTION 8.6. Mitigation. Each Indemnitee shall make commercially reasonable efforts to mitigate any claim or liability that such Indemnitee asserts under this Section 8 or Section 7. In the event that an Indemnitee shall fail to make such commercially reasonable efforts to mitigate any claim or liability, then notwithstanding anything else to the contrary contained herein, the Indemnitor shall not be required to indemnify such Indemnitee for that portion of any Loss that could reasonably be expected to have been avoided if such Indemnified had made such efforts.

     SECTION 8.7. Limitation on Losses. Notwithstanding anything in this Agreement to the contrary, the amount of any Losses shall be reduced (i) to the extent of an Indemnitee's insurance coverage for such Losses and (ii) to give effect to any Tax benefits to the Indemnitee resulting from any such Losses, but only to the extent that such Tax benefits are actually utilized within twelve months of the date the amount of such Loss is finally determined.

SECTION 9. CONDITIONS PRECEDENT TO PERFORMANCE BY THE SELLER.
           -------------------------------------------------

     The obligations of the Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by the Seller in its sole discretion:

     SECTION 9.1. Representations and Warranties of the Buyer. All representations and warranties made by the Buyer in this Agreement shall be true and correct in all material respects, in each case as of the date hereof, and, except to the extent such representations and warranties refer to a specific date, as of the Closing Date as though made by the Buyer on and as of the Closing Date. The Seller shall have received a certificate to that effect dated the Closing Date and signed by an executive officer of the Buyer.

     SECTION 9.2. Performance of the Obligations of the Buyer. The Buyer shall have performed all obligations required under this Agreement to be performed by it on or before the Closing Date, and the Seller shall have received a certificate to that effect dated the Closing Date and signed by an executive officer of the Buyer.

     SECTION 9.3. Consents and Approvals. The Consents set forth in Schedule 9.3 shall have been obtained or granted by the Closing Date.

     SECTION 9.4. Transitional Services Agreement. The Buyer and the Company shall have executed the Transitional Services Agreement, in the form which is attached as Exhibit A hereto (the "Transitional Services Agreement"); provided, that, to the extent the Buyer has requested prior to the Closing Date that a Service (as defined in the Transitional Services Agreement) be deleted from Exhibit A to the Transitional Services Agreement, the Transitional Services Agreement shall be amended to reflect such deletion.

     SECTION 9.5. No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or other governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any Governmental Entity that declares this Agreement invalid or unenforceable in any respect or which prevents the consummation of the transactions contemplated hereby shall be in effect; and no action or proceeding before any court or regulatory authority, domestic or foreign, shall have been instituted or threatened by any Governmental Entity or by any other Person, which seeks to prevent the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement, and which in any such case has a reasonable likelihood of success in the opinion of counsel to the Seller.

SECTION 10. CONDITIONS PRECEDENT TO PERFORMANCE BY THE BUYER.
            ------------------------------------------------

     The obligations of the Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing Date, of the following conditions, any one or more of which may be waived by the Buyer in its sole discretion:

     SECTION 10.1. Representations and Warranties of the Seller. All representations and warranties made by the Seller shall be true and correct in all material respects, in each case as of the date hereof, and, except to the extent such representations and warranties refer to a specific date, as of the Closing Date. The Buyer shall have received a certificate to that effect dated the Closing Date and signed by an executive officer of the Seller.

     SECTION 10.2. Performance of the Obligations of the Seller. The Seller shall have performed all obligations required under this Agreement to be performed by it on or before the Closing Date (including, without limitation, the obligations set forth in Sections 5.2 and 5.8), and the Buyer shall have received a certificate to that effect dated the Closing Date and signed by an executive officer of the Seller.

     SECTION 10.3. Consents and Approvals. The Consents set forth in Schedule
10.3 (which may be supplemented by the Buyer to reflect any material consent disclosed pursuant to any supplement to Schedules 3.16 (a-c) and Schedule 3.5 as permitted hereby) shall have been obtained or granted by the Closing Date; provided, however, that to the extent any Consent listed in Items 2 through 11 of Schedule 10.3 has not been satisfied or waived as of the date that is four months after the date hereof, the requirement that such Consent be obtained shall be deemed waived.

     SECTION 10.4. Transitional Services Agreement. The Seller shall have executed the Transitional Services Agreement.

     SECTION 10.5. No Violation of Orders. No preliminary or permanent injunction or other order issued by any court or governmental or regulatory authority, domestic or foreign, nor any statute, rule, regulation, decree or executive order promulgated or enacted by any Governmental Entity, which declares this Agreement invalid in any respect or prevents the consummation of the transactions contemplated hereby shall be in effect; and no action or proceeding before any court or governmental or regulatory authority, domestic or foreign, shall have been instituted or threatened by any Governmental Entity or by any other Person which seeks to prevent the consummation of the transactions contemplated by this Agreement or which challenges the validity or enforceability of this Agreement, and which in either such case has a reasonable likelihood of success in the opinion of counsel to the Buyer.

     SECTION 10.6. Resignations. The Buyer shall have received the resignations, effective as of the Closing Date, of each of the directors of the Company and of each of its Subsidiaries, except to the extent the Buyer has expressly requested that such director not submit such a resignation.

     SECTION 10.7. Termination of Liens and Guarantees. The Seller shall have delivered to the Buyer (i) UCC termination statements or any other documents required to terminate any Liens on the Shares or any Liens on the Company's or its Subsidiaries' assets and/or properties evidencing security interests that were granted to secure the performance of the Seller's and its Subsidiaries obligations under the Credit Agreement (or to secure any guaranty thereof) or otherwise evidencing security interests that were granted to secure obligations of the Seller or any of its Subsidiaries (other than obligations solely of the Company and its Subsidiaries incurred in the ordinary course of business, including, without limitation, Liens of equipment lessors, with respect to which no Liens and no obligations shall be terminated or be required to be terminated hereunder) except for Liens which in the aggregate do not exceed $20,000 and
(ii) evidence of the termination of any guarantees or any similar obligations of the Company or any of its Subsidiaries with respect to obligations of the Seller and its Affiliates under the Credit Agreement and the Indenture; provided, however, that notwithstanding anything otherwise to the contrary nothing shall require, or be deemed to affect the termination of, any Lien or obligation of the Company or any Subsidiary of the Company as to which they are the primary obligor or a guarantor of a primary obligation of the Company. If at Closing, there are any Liens on the assets and/or properties of the Company or any of its Subsidiaries (other than obligations solely of the Company and its Subsidiaries incurred in the ordinary course of business, including, without limitation, Liens of equipment lessors), the Seller shall indemnify and hold the Buyer, the Company and any Subsidiaries of the Company harmless from any and all liabilities related thereto.

     SECTION 10.8. New Fleet Lease. The Company shall have entered into a new lease or an amendment with respect to the Company Vehicles as contemplated by
Section 5.21; provided, however, that if the Seller is unable to cause this condition to be satisfied after using commercially reasonable efforts (which shall not require the Seller or the Company to make additional payments) as required by Section 5.21, the Seller shall so notify the Buyer in writing and this condition shall terminate and cease to have any force or effect 45 days after the delivery of such written notice to the Buyer.

SECTION 11. TERMINATION.
            -----------

     SECTION 11.1. Conditions of Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time before the Closing:

     (a) By mutual consent of the Seller and the Buyer;

     (b) By the Buyer, if the Seller has breached any representation, warranty, covenant or agreement contained in this Agreement and has not, in the case of a breach of a covenant or agreement, cured such breach within ten (10) Business Days after written notice to the Seller (provided that the Buyer is not then in material breach of the terms of this Agreement, and provided further, that no cure period shall be required for a breach which by its nature cannot be cured) such that the conditions set forth in Section 10.1 or Section 10.2 hereof, as the case may be, will not be satisfied;

     (c) By the Seller, if the Buyer has breached any representation, warranty, covenant or agreement contained in this Agreement and has not, in the case of a breach of a covenant or agreement, cured such breach within ten (10) Business Days after written notice to the Buyer (provided that the Seller is not then in material breach of the terms of this Agreement, and provided further that no cure period shall be required for a breach which by its nature cannot be cured) such that the conditions set forth in Section 9.1 or Section 9.2 hereof, as the case may be, will not be satisfied;

     (d) By the Seller or the Buyer if: (i) there shall be a final, non-appealable order of a federal or state court in effect preventing consummation of the transactions contemplated hereby; or (ii) there shall be any final action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the transactions contemplated hereby by any Governmental Entity which would make consummation of the transactions contemplated hereby illegal; or

     (e) By the Seller or the Buyer if the Closing shall not have been consummated by June 30, 2003; provided that the right to terminate this Agreement under this Section 11.1(e) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been both willful and the cause of, or resulted in, the failure of the Closing to occur on or before such date.

     SECTION 11.2. Effect of Termination. In the event of the termination of this Agreement as provided in Section 11.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Seller or the Buyer, or their respective officers, directors, stockholders, partners, option holders or other Persons under their control, except to the extent that such termination results from the willful breach by a party hereto of any of its representations, warranties, covenants or agreements set forth in this Agreement; provided, however, that any termination of this Agreement pursuant to Section 11.1(b) or Section 11.1(c) shall not relieve the defaulting or breaching party from any liability to the non-defaulting or non-breaching party; and provided further, that the provisions of Sections 6.6 (Confidentiality), 11 (Termination) and 12 (Miscellaneous) hereof shall remain in full force and effect and survive any termination of this Agreement.

SECTION 12. MISCELLANEOUS.
            -------------

     SECTION 12.1. Successors and Assigns. No party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other parties hereto and any such attempted assignment without such prior written consent shall be void and of no force and effect. Notwithstanding the foregoing, the Buyer may at any time, without the consent of the Seller, whether before or after the Closing, assign any or all of its rights, interests and obligations hereunder to one or more of its Affiliates, and following the Closing the Buyer may, without the consent of the Seller, (i) make a collateral assignment of any rights or benefits hereunder to any lender or (ii) assign any or all of its rights, interests or obligations hereunder in connection with any sale of the Buyer or of all or substantially all of the assets of the Buyer. This Agreement shall inure to the benefit of and shall be binding upon the successors and permitted assigns of the parties hereto.

     SECTION 12.2. Governing Law, Jurisdiction. This Agreement shall be construed, performed and enforced in accordance with, and governed by, the laws of the State of New York, without giving effect to the conflict or choice of law rules thereof. The parties hereto irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent to the jurisdiction of, the courts of the County of New York, State of New York or the United States of America for the Southern District of New York.

     SECTION 12.3. Expenses. Except as otherwise expressly provided in this Agreement, all of the fees, expenses and costs incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party hereto incurring such fees, expenses and costs.

     SECTION 12.4. Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect.

     SECTION 12.5. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) on the date of service if served personally on the party to whom notice is to be given;

(ii) on the day of transmission if sent via facsimile transmission to the facsimile number given below, and telephonic confirmation of receipt is obtained promptly after completion of transmission; (iii) on the day after delivery to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service; or (iv) on the fifth calendar day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:

     If to the Seller:
                             PSS World Medical, Inc.
                             4345 Southpoint Boulevard
                             Jacksonville, Florida 32216
                             Attn:  Chief Financial Officer
                             Telecopy:  (904) 332-3209

     Copy to:
                             Willkie Farr & Gallagher
                             787 Seventh Avenue
                             New York, New York 10019
                             Attn:  William J. Grant, Jr., Esq.
                             Telecopy: (212) 728-8111

     If to the Buyer:
                             Imaging Acquisition Corporation
                             c/o Platinum Equity, LLC
                             2049 Century Park East, Suite 2700
                             Los Angeles, CA 90067
                             Attn:  General Counsel
                             Telecopy:  (310) 712-1863

     Copy to:
                             Riordan & McKinzie
                             600 Anton Boulevard, 18th Floor
                             Costa Mesa, California 92626
                             Attn:  James W. Loss, Esq.
                             Telecopy: (714) 549-3244

     If to the Guarantor:
                             Platinum Equity, LLC
                             2049 Century Park East, Suite 2700
                             Los Angeles, CA 90067
                             Attn:  General Counsel
                             Telecopy:  (310) 712-1863

     Copy to:
                             Riordan & McKinzie
                             600 Anton Boulevard, 18th Floor
                             Costa Mesa, California 92626
                             Attn:  James W. Loss, Esq.
                             Telecopy: (714) 549-3244

     Any party may change its address for the purpose of this Section by giving the other party written notice of its new address in the manner set forth above.

     SECTION 12.6. Amendments; Waivers. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as a further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

     SECTION 12.7. Public Announcements. The parties agree that after the signing of this Agreement, the Seller shall not, and shall not permit the Company and its Subsidiaries to, and the Buyer shall not, and shall not permit any of its Affiliates to, make any press release or public announcement concerning this transaction without the prior written approval of the other party, unless a press release or public announcement is required by applicable law, regulation or requirement of any securities exchange. Before a party makes any such announcement or other disclosure required by law, regulation or requirement of any securities exchange, such party agrees to give the other party prior notice and an opportunity to comment on the proposed disclosure.

     SECTION 12.8. Guarantee. The Guarantor hereby agrees to be responsible for the performance by the Buyer of, and to cause the Buyer to perform, all of its obligations under this Agreement that are to be performed by the Buyer on or prior to the Closing Date, including, without limitation, payment of the Initial Cash Payment, as provided herein, to the same extent as if the Guarantor were the Buyer hereunder. The obligations of the Guarantor pursuant to this undertaking shall terminate and be of no further force or effect immediately upon the Closing. The Guarantor hereby further represents and warrants to the Seller that it has the authority and power to provide this guarantee to the Seller, that this Agreement has been duly and validly executed and delivered by the Guarantor, and that this Agreement constitutes a valid and binding agreement of the Guarantor, enforceable against the Guarantor in accordance with its terms.

     SECTION 12.9. Entire Agreement. This Agreement shall not constitute or evidence a binding agreement between the parties until it has been executed and delivered by the parties. This Agreement, the Transaction Documents and the Confidentiality Agreement contain the entire understanding among the parties hereto with respect to the transactions contemplated hereby and supersede and replace all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions. All Exhibits and schedules hereto and any documents and instruments delivered pursuant to any provision hereof are expressly made a part of this Agreement, as fully as though completely set forth herein.

     SECTION 12.10. Parties in Interest. Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than parties hereto and their respective successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third persons to the Seller or the Buyer. No provision of this Agreement shall give any third parties any right of subrogation or action over or against the Seller or the Buyer.

     SECTION 12.11. Section and Paragraph Headings. The section and paragraph headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

     SECTION 12.12. Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument. This Agreement, any Transaction Document and any other document or agreement executed in connection herewith (other than any document for which an originally executed signature page is required by law) may be executed by delivery of a facsimile copy of an executed signature page with the same force and effect as the delivery of an originally executed signature page. In the event any party delivers a facsimile copy of a signature page to this Agreement, any Transaction Document or any other document or agreement executed in connection herewith, such party shall deliver an originally executed signature page within three (3) business days of delivering such facsimile signature page or at any time thereafter upon request; provided, however, that the failure to deliver any such originally executed signature page shall not affect the validity of the signature page delivered by facsimile, which has and shall continue to have the same force and effect as the originally executed signature page.

     SECTION 12.13. Payments. Except as otherwise expressly provided herein, any amounts required to be paid by either party pursuant hereto (for example, payments under Section 5.19 or Section 6.7) shall be paid within thirty (30) days of receipt of written request for such payment.

     SECTION 12.14. Effectiveness of Agreement. This Agreement shall become effective and binding on the parties upon the earlier to occur of (i) the receipt by the Seller of a fairness opinion with respect to the transaction contemplated hereby in form and substance reasonably acceptable to the Seller and (ii) the approval of this Agreement by the Board of Directors of the Seller in the absence of delivery of such fairness opinion. The Seller shall promptly notify the Buyer in writing of the satisfaction of the condition set forth in this Section 12.14. If the condition set forth in this Section 12.14 has not been satisfied by the close of business on October 30, 2002 then this Agreement will not become effective.

         [The remainder of this page has been intentionally left blank -
                            Signature page follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.


                                     PSS WORLD MEDICAL, INC.


                                     By:  /s/ David M. Bronson
                                          ---------------------------------
                                          Name:   David M. Bronson
                                          Title:  Senior Vice President and
                                                  Chief Financial Officer


                                     IMAGING ACQUISITION CORPORATION


                                     By:  /s/ Jacob Kotzubei
                                          ---------------------------------
                                          Name:   Jacob Kotzubei
                                          Title:  Vice President


                                     PLATINUM EQUITY, LLC


                                     By:  /s/ Jacob Kotzubei
                                          ---------------------------------
                                          Name:   Jacob Kotzubei
                                          Title:  Senior Vice President





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